Execution Version

LOAN AND SECURITY AGREEMENT

DATED AS OF SEPTEMBER 29, 2008

among

BANK OF AMERICA, N.A.,

as Lender,

EMCORE CORPORATION,

as Borrower

and

Each Obligor Party Hereto

TABLE OF CONTENTS

i

10.	TERMINATION; AUTOMATIC RENEWAL		27

11.	REPRESENTATIONS AND WARRANTIES		27
	(a)	Financial Statements and Other Information	27
	(b)	Locations	28
	(c)	Loans by Borrower	28
	(d)	Accounts and Inventory	28
	(e)	Liens	29
	(f)	Organization, Authority and No Conflict	29
	(g)	Litigation	29
	(h)	Compliance with Laws and Maintenance of Permits	29
	(i)	Affiliate Transactions	30
	(j)	Names and Trade Names	30
	(k)	Equipment	30
	(l)	Enforceability	30
	(m)	Solvency	30
	(n)	Indebtedness	31
	(o)	Margin Security and Use of Proceeds	31
	(p)	Subsidiaries and Affiliates	31
	(q)	No Defaults	31
	(r)	Employee Matters	31
	(s)	Intellectual Property	32
	(t)	Environmental Matters	32
	(u)	ERISA Matters	32

12.	AFFIRMATIVE COVENANTS		33
	(a)	Maintenance of Records	33
	(b)	Notices	33
	(c)	Compliance with Laws and Maintenance of Permits	34
	(d)	Inspection and Audits	35
	(e)	Insurance	35
	(f)	Collateral	37
	(g)	Use of Proceeds	37
	(h)	Taxes	37
	(i)	Intellectual Property	37
	(j)	Checking Accounts and Cash Management Services	38
	(k)	Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control	38

13.	NEGATIVE COVENANTS		38
	(a)	Guaranties	39
	(b)	Indebtedness	39
	(c)	Liens	39
	(d)	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business	39
	(e)	Dividends and Distributions	40
	(f)	Investments; Loans	40

	(g)	Fundamental Changes, Line of Business	40
	(h)	Equipment	40
	(i)	Affiliate Transactions	41
	(j)	Settling of Accounts	41
	(k)	Amendments to Certain Documents	41

14.	FINANCIAL COVENANTS		41
	(a)	Fixed Charge Coverage	41
	(b)	Minimum EBITDA	41

15.	DEFAULT		42
	(a)	Payment	42
	(b)	Breach of this Agreement and the Other Agreements	42
	(c)	Breaches of Other Obligations	42
	(d)	Breach of Representations and Warranties	42
	(e)	Loss of Collateral	42
	(f)	Levy, Seizure or Attachment	43
	(g)	Bankruptcy or Similar Proceedings	43
	(h)	Appointment of Receiver	43
	(i)	Judgment	43
	(j)	Dissolution of Obligor	43
	(k)	Default or Revocation of Guaranty	44
	(l)	Criminal Proceedings	44
	(m)	Change of Control	44
	(n)	Material Adverse Change	44

16.	REMEDIES UPON AN EVENT OF DEFAULT		44

17.	CONDITIONS PRECEDENT		45

18.	INDEMNIFICATION		47

19.	NOTICE		48

20.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION		48

21.	MODIFICATION AND BENEFIT OF AGREEMENT		49

22.	HEADINGS OF SUBDIVISIONS		49

23.	POWER OF ATTORNEY		49

24.	CONFIDENTIALITY		49

25.	COUNTERPARTS		50

26.	ELECTRONIC SUBMISSIONS		50

27.	WAIVER OF JURY TRIAL; OTHER WAIVERS		50

28.	NONLIABILITY OF LENDER		51

EXHIBIT A – BUSINESS AND COLLATERAL LOCATIONS
EXHIBIT B – COMPLIANCE CERTIFICATE
EXHIBIT C – COMMERCIAL TORT CLAIMS
EXHIBIT D – CONTINUING UNCONDITIONAL GUARANTY

SCHEDULE 1 – PERMITTED CAPITALIZED LEASE OBLIGATIONS
SCHEDULE 1-A – VEHICLE LOANS
SCHEDULE 1-B – PERMITTED LIENS
SCHEDULE 11(c) – LOANS BY BORROWER
SCHEDULE 11(f) – ORGANIZATION, AUTHORITY AND NO CONFLICT
SCHEDULE 11(i) – AFFILIATE TRANSACTIONS
SCHEDULE 11(j) – NAMES & TRADE NAMES
SCHEDULE 11(n) – INDEBTEDNESS
SCHEDULE 11(p)(i) –SUBSIDIARIES AND AFFILIATES
SCHEDULE 11(p)(ii) – PLEDGED CAPITAL STOCK
SCHEDULE 11(v) – PREMISES NOT COVERED BY LANDLORD AGREEMENTS
SCHEDULE 12(j) – CERTAIN DEPOSIT ACCOUNTS
SCHEDULE 12(l) – POST-CLOSING OBLIGATIONS
SCHEDULE 17(a) – CLOSING DOCUMENT CHECKLIST

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this 29th day of September, 2008 (the “Closing Date”) by and between BANK OF AMERICA, N.A., a national banking association (together with its successors and assigns, “Lender”), 135 South LaSalle Street, Chicago, Illinois 60603-4105, and EMCORE CORPORATION, a New Jersey corporation, having its principal place of business at 10420 Research Road, SE, Albuquerque, New Mexico 87123 (“Borrower”) and each other Obligor (as defined herein) listed on the signature pages hereto.

WITNESSETH:

WHEREAS, Borrower may, from time to time, request Loans from Lender, and the parties wish to provide for the terms and conditions upon which such Loans or other financial accommodations, if made by Lender, shall be made;

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Obligors, the parties agree as follows:

1.	DEFINITIONS

“Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Right”, “Proceeds” and “Tangible Chattel Paper” shall have the respective meanings assigned to such terms in the Illinois Uniform Commercial Code, as the same may be in effect from time to time.

“Affiliate” shall mean, with respect to any Person, any other Person, (i) which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person, (ii) which beneficially owns or holds five percent (5%) or more of the voting control or equity interests of such Person, or (iii) five percent (5%) or more of the voting control or equity interests of which is beneficially owned or held by such Person.

“Agreement” shall have the meaning specified in the preamble hereto.

“Approved Electronic Form” shall have the meaning specified in Section 0 hereof.

“Approved Electronic Form Notice” shall have the meaning specified in Section 0 hereof.

“Authorizations” shall have the meaning specified in subsection 0.

“Bank of America” shall mean Bank of America, N.A.

“Borrower” shall have the meaning specified in the preamble hereto.

“BSA” shall have the meaning specified in subsection 0 hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or (i) with respect to all matters, determinations, fundings and payments in connection with LIBOR Rate Loans, any day on which banks in London, England or Chicago, Illinois are required or permitted to close, and (ii) with respect to all other matters, any day that banks in Chicago, Illinois are required or permitted to close.

“Capital Adequacy Charge” shall have the meaning specified in subsection 4(c)(v).

“Capital Adequacy Demand” shall have the meaning specified in subsection 4(c)(v).

“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with U.S. generally accepted accounting principles consistently applied are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

“Capital Lease” shall mean any lease to a Person with respect to any property, the obligations under which are (i) required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles in the United States of America and (ii) secured solely by the property financed thereby.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with U.S. generally accepted accounting principles consistently applied.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Closing Date” shall have the meaning specified in the preamble hereto.

“Closing Document List” shall have the meaning specified in Section 0 hereof.

“Collateral” shall mean all of the property of each Obligor described in Section 0 hereof, together with all other real or personal property of any Obligor or any other Person now or hereafter pledged to Lender to secure, either directly or indirectly, repayment of any of the Liabilities.

“Contingency Fee” shall have the meaning specified in subsection 13(d).

“Credit Event” shall mean a funding of the Loan and/or the issuance of a Letter of Credit hereunder.

“Designated Subsidiary” shall mean the Subsidiary of Borrower named K2 Optronics, Inc., together with its successors.

“Dilution” shall mean, with respect to any period, the percentage obtained by dividing (i) the sum of non-cash credits against Accounts (including, but not limited to returns, adjustments  and rebates) of Borrower and any Subsidiary Obligor for such period, plus pending or probable, but not yet applied, non-cash credits against Accounts of Borrower and any Subsidiary Obligor for such period, as determined by Lender in its Permitted Discretion, by (ii) gross invoiced sales of Borrower and any Subsidiary Obligor for such period.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“Dominion Account” shall have the meaning specified in subsection 8(a) hereof.

“EBITDA” shall mean, with respect to any period, Borrower’s and its Subsidiaries’ net income after taxes for such period (excluding any after-tax gains or losses on the sale of assets (other than the sale of Inventory in the ordinary course of business) and excluding other after-tax extraordinary gains or losses) plus interest expense, income tax expense, depreciation and amortization for such period, plus or minus any other non-cash charges or gains which have been subtracted or added in calculating net income after taxes for such period, all on a consolidated basis.

“Electronic Form” shall have the meaning specified in Section 0 hereof.

“Eligible Account” shall mean an Account owing to Borrower or a Subsidiary Obligor which is acceptable to Lender in its Permitted Discretion for lending purposes.  Without limiting Lender’s Permitted Discretion, Lender shall, in general, consider an Account to be an Eligible Account if it meets, and so long as it continues to meet, the following requirements:

(i)           it is genuine and in all respects what it purports to be;

(ii)          it is owned by Borrower or a Subsidiary Obligor, Borrower or a Subsidiary Obligor has the right to subject it to a security interest in favor of Lender or assign it to Lender and it is subject to a first priority perfected security interest in favor of Lender and to no other claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens;

(iii)         it arises from (A) the performance of services by Borrower or a Subsidiary Obligor in the ordinary course of Borrower’s or a Subsidiary Obligor’s business, and such services have been fully performed and acknowledged and accepted by the Account Debtor thereunder; or (B) the sale or lease of Goods by Borrower or a Subsidiary Obligor in the ordinary course of Borrower’s or a Subsidiary Obligor’s business, and (x) such Goods have been completed in accordance with the Account Debtor’s specifications (if any) and delivered to the Account Debtor, (y) such Account Debtor has not refused to accept, returned or offered to return, any of the Goods which are the subject of such Account, and (z) Borrower or a Subsidiary Obligor has possession of, or Borrower has caused to be delivered to Lender (at Lender’s request) shipping and delivery receipts evidencing delivery of such Goods;

(iv)        it is evidenced by an invoice rendered to the Account Debtor thereunder, is due and payable within seventy-five (75) days after the date of the invoice and does not remain unpaid ninety (90) days past the invoice date thereof; provided, that if more than twenty-five percent (25%) of the aggregate dollar amount of invoices owing by a particular Account Debtor remain unpaid ninety (90) days after the respective invoice dates thereof, then all Accounts owing by that Account Debtor shall be deemed ineligible;

(v)         it is a valid, legally enforceable and unconditional obligation of the Account Debtor thereunder, and is not subject to setoff, counterclaim, credit, allowance or adjustment by such Account Debtor, or to any claim by such Account Debtor denying liability thereunder in whole or in part;

(vi)        it does not arise out of a contract or order which fails in any material respect to comply with the requirements of applicable law;

(vii)       the Account Debtor thereunder is not a director, officer, employee or agent of Borrower, a Subsidiary or an Affiliate of any of the foregoing;

(viii)      it is not an Account with respect to which the Account Debtor is the United States of America or any state or local government, or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Lender pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended, or any comparable state or local law, as applicable;

(ix)         it is not an Account with respect to which the Account Debtor is located in a state which requires Borrower or a Subsidiary Obligor, as a precondition to commencing or maintaining an action in the courts of that state, either to (A) receive a certificate of authority to do business and be in good standing in such state; or (B) file a notice of business activities report or similar report with such state’s taxing authority, unless (x) Borrower or a Subsidiary Obligor has taken one of the actions described in clauses (A) or (B); (y) the failure to take one of the actions described in either clause (A) or (B) may be cured retroactively by Borrower or a Subsidiary Obligor at its election; or (z) Borrower or a Subsidiary Obligor has proven, to Lender’s satisfaction, that it is exempt from any such requirements under any such state’s laws;

(x)          the Account Debtor (A) is located within the United States of America, (B) is located in a country other than the United States of America, or (C) until such time as Lender determines in its Permitted Discretion to the contrary, consists of Flextronics International Ltd. or Jabil Circuit, Inc.; provided, that if the Account is payable in the currency of a foreign currency, then for purposes of computing availability under this Agreement, the net amount of said Account shall be converted to U.S. Dollars, from time to time, based upon the rate of exchange of said currency then being quoted by Lender; provided further, that, in the case of clauses (B) and (C) without limiting Lender’s Permitted Discretion, the aggregate maximum amount which will be considered by Lender for inclusion in Eligible Accounts shall be up to $8,823,000 for all such Account Debtors or such higher limit as determined by Lender in its Permitted Discretion, and, in each case, only to the extent of such amount as determined by Lender;

(xi)         it is not an Account with respect to which the Account Debtor’s obligation to pay is subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale on approval, sale or return or consignment basis;

(xii)        it is not an Account (A) with respect to which any representation or warranty contained in this Agreement is untrue; or (B) which violates any of the covenants of Borrower contained in this Agreement;

(xiii)       it is not an Account which, when added to a particular Account Debtor’s other Indebtedness to Borrower or a Subsidiary Obligor, exceeds twenty percent (20%) of all Accounts of Borrower or a Subsidiary Obligor or a credit limit determined by Lender in its Permitted Discretion for that Account Debtor (except that Accounts excluded from Eligible Accounts solely by reason of this clause (xiii) shall be Eligible Accounts to the extent of such credit limit), provided that Lender shall give Borrower written notice of any such credit limit; and

(xiv)      it is not an Account with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by Lender in its Permitted Discretion.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to any Obligor business or facilities owned or operated by such Obligor, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, modified or restated from time to time.

“Event of Default” shall have the meaning specified in Section 0 hereof.

“Excess Availability”  shall mean, as of any date of determination by Lender, the lesser of (i) the Maximum Revolving Loan Limit less the sum of the outstanding Loans and Letter of Credit Obligations and (ii) the Revolving Loan Limit less the sum of the outstanding Loans and Letter of Credit Obligations, in each case as of the close of business on such date and assuming, for purposes of calculation, that all accounts payable which remain unpaid more than thirty (30) days after the due dates thereof (or such longer time period as consented to in writing by Lender in its Permitted Discretion) as the close of business on such date are treated as additional Loans outstanding on such date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Foreign Subsidiary” shall mean each Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Liabilities, would, in the good faith judgment of Borrower, result in adverse tax consequences to Borrower.

“Fee Letter” shall mean that certain Fee Letter of even date herewith by and between Borrower and Lender.

“Fiscal Year” shall mean each twelve (12) month accounting period of Borrower, which ends on September 30 of each year.

“Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (i)  EBITDA, minus Capital Expenditures for such period not financed, minus income taxes, minus cash dividends paid and cash distributions paid for such period which were not calculated in determining net income after taxes, minus any other non-cash gains and plus or minus the after tax increase or decrease in LIFO reserves, plus interest income, all on a consolidated basis as to Borrower and its Subsidiaries to (ii) Fixed Charges.

“Fixed Charges” shall mean, for any period, current principal maturities of long term debt and capitalized leases paid or scheduled to be paid during such period, plus any prepayments on indebtedness owed to any Person (except trade payables and Loans) and paid during such period, plus interest expense paid or scheduled to be paid during such period, all on a consolidated basis as to Borrower and its Subsidiaries.

“Foreign Subsidiary” shall mean any Subsidiary of Borrower that is not a Domestic Subsidiary.

“Guaranty Agreement” shall mean the Continuing Unconditional Guaranty to be executed and delivered by each Subsidiary (other than the Designated Subsidiary and any Excluded Foreign Subsidiary) now owned or hereafter acquired by Borrower, substantially in the form of Exhibit D to this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Hedging Agreements”  shall mean all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” shall mean, with respect to any Person as of any date, without duplication: (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services; (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease obligations of such Person; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations referred to in clauses (a) through (g) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness (up to the value of such property), (i) all obligations of such Person, contingent or otherwise, to purchase, repurchase, redeem, retire or otherwise acquire for value any equity securities of such Person prior to one year following the Maturity Date; (j) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; and (k) all obligations (netted, to the extent provided therein) of such Person in respect of Hedging Agreements (including obligations and liabilities arising in connection with or as a result of early or premature termination of a Hedging Agreement). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interests in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Party” shall have the meaning specified in Section 0 hereof.

“Interest Period” shall have the meaning specified in subsection 0 hereof.

“Lender” shall have the meaning specified in the preamble hereto.

“Letter of Credit” shall mean any Letter of Credit issued on behalf of Borrower in accordance with this Agreement.

“Letter of Credit Applicable Margin” shall mean 2.00%.

“Letter of Credit Obligations” shall mean, as of any date of determination, the sum of (i) the aggregate undrawn face amount of all Letters of Credit, and (ii) the aggregate unreimbursed amount of all drawn Letters of Credit not already converted to Loans hereunder.

“Liabilities” shall mean any and all obligations, liabilities and other Indebtedness of Borrower and its Subsidiaries to Lender or to any parent, affiliate or subsidiary of Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, and whether arising or existing under written or oral agreement or by operation of law, including, without limitation, all obligations (netted, to the extent provided therein) of any such Person in respect of Hedging Agreements (including obligations and liabilities arising in connection with or as a result of early or premature termination of a Hedging Agreement) with any counterparty thereto that, at the time a Hedging Agreement was entered into, was a Lender or a parent, affiliate or subsidiary of a Lender.

“LIBOR Rate” shall mean, with respect to any LIBOR Rate Loan for any Interest Period, a rate per annum equal to (a) the offered rate for deposits in United States dollars for a period equal to such Interest Period as displayed in the Bloomberg Financial Markets system (or such other authoritative source as selected by Lender in its sole discretion) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period (or three (3) Business Days prior to the first day of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day) divided by (b) a number equal to 1.0 minus the maximum reserve percentages (expressed as a decimal fraction) including, without limitation, basic supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) which are required by applicable law to be maintained by Lender by the Board of Governors of the Federal Reserve System.  The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in such reserve percentage.

“LIBOR Rate Loans” shall mean the Loans bearing interest with reference to the LIBOR Rate.

“Loans” shall have the meaning specified in subsection 0 hereof.

“Lock Box” shall have the meaning specified in subsection 8(a) hereof.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, assets, prospects, operations or condition, financial or otherwise, of a Person.

“Maximum Revolving Loan Limit” shall have the meaning specified in subsection 0 hereof.

“Obligor” shall mean Borrower and each other Person who is or shall become primarily or secondarily liable for any of the Liabilities, including each Subsidiary of Borrower other than the Designated Subsidiary and any Excluded Foreign Subsidiary.

“Optium Litigation” shall have the meaning specified in subsection 13(d).

“OFAC” shall have the meaning specified in subsection 0 hereof.

“Original Term” shall have the meaning specified in Section 0 hereof.

“Other Agreements” shall mean the Guaranty Agreement and all other agreements, instruments and documents, other than this Agreement, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Lender or to any parent, affiliate or subsidiary of Lender in connection with the Liabilities or the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Outstandings” shall mean, as of any date of determination, the sum of the outstanding principal amount of all Loans as of such date, together with accrued interest payable thereon, plus the outstanding Letter of Credit Obligations as of such date.

“PBGC” shall have the meaning specified in subsection 0 hereof.

“Permitted Capital Contribution Loans” shall mean subordinated loans to Foreign Subsidiaries for capital contribution purposes which have the effect of being capital contributions to such Foreign Subsidiaries; provided, that if as of any date Borrower’s aggregate unrestricted cash on deposit with Lender and Bank of America does not exceed the aggregate Liabilities, then the sum of the aggregate Permitted Capital Contribution Loans plus the value of Permitted Joint Venture Investments shall not exceed $5,000,000 in excess of the amount of the sum of the aggregate Permitted Capital Contribution Loans plus the value of Permitted Joint Venture Investments outstanding as of the date of this Agreement (or such higher amount as consented to by Lender in writing) for the remainder of the Original Term and any Renewal Term.

“Permitted Capitalized Lease Obligations” shall mean the obligations of any Obligor under those certain lease agreements described on Schedule 1, together with any other obligations of Obligors to pay any amounts under any Capital Lease, in an aggregate amount for all such obligations not to exceed $1,000,000 at any one time payable during any fiscal year.  For purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with generally accepted accounting principles in the United States of America.

“Permitted Debt” shall mean (a) Indebtedness of Borrower or any Subsidiary from a Person other than Lender (other than any Indebtedness of Borrower or any Subsidiary to the Designated Subsidiary) on an unsecured and subordinated basis if (i) a subordination agreement in favor of Lender and in form and substance satisfactory to Lender is executed and delivered to Lender relative thereto and (ii) no Event of Default shall have occurred and be continuing or will occur after giving effect to the issuance or incurrence of such Indebtedness; (b) unsecured Indebtedness of Borrower or any Subsidiary to trade creditors in the ordinary course of business which are (i) not more than 90 days overdue or (ii) being contested in good faith by appropriate proceedings; (c) Permitted Capitalized Lease Obligations; (d) any purchase money obligations of Borrower for vehicle loans existing as of the date hereof as listed on Schedule 1-A; provided, that in each case, such purchase money obligation is secured solely by the applicable vehicle financed thereby; (e) any other purchase money obligations of Borrower which do not exceed, in the aggregate, $1,000,000 during any Fiscal Year; (f) the obligations of Borrower or any Subsidiary in respect of taxable industrial revenue bonds issued by the City of Albuquerque, New Mexico, on substantially similar terms as Borrower’s and its Subsidiaries’ obligations in respect of those certain Series 1998 and Series 2000 Taxable Industrial Revenue Bonds, so long as no “Event of Default” (as defined therein) has occurred or is continuing; and (g) Permitted Capital Contribution Loans.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Joint Venture Investments” shall mean investments by Borrower or any of its Subsidiaries in joint ventures or partnerships with any other Person (other than the Designated Subsidiary); provided, that if as of any date Borrower’s unrestricted cash on deposit with Lender and Bank of America does not exceed the aggregate Liabilities, then the sum of the aggregate Permitted Capital Contribution Loans plus the value of Permitted Joint Venture Investments shall not exceed $5,000,000 in excess of the amount of the sum of the aggregate Permitted Capital Contribution Loans plus the value of Permitted Joint Venture Investments outstanding as of the date of this Agreement (or such higher amount as consented to by Lender in writing) for the remainder of the Original Term and any Renewal Term.

“Permitted Liens” shall mean (i) statutory liens of landlords, carriers, warehousemen, processors, mechanics, materialmen or suppliers incurred in the ordinary course of business and securing amounts not yet due or declared to be due by the claimant thereunder or amounts which are being contested in good faith and by appropriate proceedings and for which Borrower or any Subsidiary has maintained adequate reserves; (ii) liens or security interests in favor of Lender; (iii) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not individually or in the aggregate have a material adverse effect on any of Borrower’s or any Subsidiary’s ability to use such real property for its intended purpose in connection with such Person’s business; (iv) liens in connection with purchase money indebtedness and capitalized leases included as Permitted Debt, provided, that such liens attach only to the assets the purchase of which was financed by such purchase money indebtedness or which is the subject of such capitalized leases; (v) liens set forth on Schedule 1-B; (vi) liens specifically permitted by Lender in writing; (vii) involuntary liens securing amounts less than $250,000 and which are released or for which a bond acceptable to Lender in its sole discretion, determined in good faith, has been posted within thirty (30) days of its creation; and (viii) liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower or the applicable Subsidiary, as the case may be, in conformity with generally accepted accounting principles consistently applied.

“Permitted Sponsor Investments” shall mean the acquisition of up to 20% of the Capital Stock of a Subsidiary Obligor by a third party investor reasonably acceptable to Lender; provided, that Borrower shall (i) provide Lender with at least 30 days’ written notice prior to the closing of any such acquisition, (ii) provide Lender and its counsel with all transaction documents related to such acquisition and permit such Persons a reasonable time period to review such transaction documents, and (iii) cooperate fully with Lender in connection with the execution and delivery of any additional security documents or other agreements (including any amendments to this Agreement) requested by Lender in connection with any such acquisition.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Plan” shall have the meaning specified in subsection 0 hereof.

“Pledged Capital Stock” shall mean all shares of Capital Stock held of record or beneficially owned by any Obligor, together with any other shares, stock certificates, interests, options or rights of any nature whatsoever in respect of any Capital Stock of any Obligor issued or granted to, or held by any Obligor while this Agreement is in effect, including the Capital Stock set forth on Schedule 11(p)(ii).

“Prime Rate” shall mean Bank of America’s publicly announced prime rate (which is not intended to be Bank of America’s lowest or most favorable rate in effect at any time) in effect from time to time.

“Prime Rate Loans” shall mean Loans bearing interest with reference to the Prime Rate.

“Pro Forma Balance Sheet” shall have the meaning specified in subsection 11(a) hereof.

“Projections” shall have the meaning specified in subsection 0 hereof.

“Regulatory Change” shall have the meaning specified in subsection 0 hereof.

“Renewal Term” shall have the meaning specified in Section 0 hereof.

“Revolving Loan Limit” shall have the meaning specified in subsection 0 hereof.

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such Person (irrespective of whether at the time stock of any other class of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding Capital Stock at the time, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner.

“Subsidiary Obligor” shall mean each Subsidiary of Borrower (other than the Designated Subsidiary and any Excluded Foreign Subsidiary) which is wholly-owned, directly or indirectly, by Borrower and which shall, concurrently with its acquisition, formation, incorporation or organization become an Obligor.

“Systems Day One” shall mean the date upon which Lender’s system of record for loans and deposits shall convert to the system of record for loans and deposits used by Bank of America.

“Tax” shall mean, in relation to any LIBOR Rate Loans and the applicable LIBOR Rate, any tax, levy, impost, duty, deduction, withholding or charges of whatever nature required to be paid by Lender and/or to be withheld or deducted from any payment otherwise required hereby to be made by Borrower to Lender; provided, that the term “Tax” shall not include any taxes imposed upon the net income of Lender.

“Weekly Report” shall have the meaning specified in subsection 0 hereof.

2.	LOANS.

(a)	Revolving Loans.

Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term and any Renewal Term, Lender shall, absent the occurrence of an Event of Default, make revolving loans and advances (the “Loans”) in an amount up to the sum of the following sublimits (the “Revolving Loan Limit”):

(i)          Up to eighty-five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrower’s business) of Borrower’s Eligible Accounts; provided, that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Lender in good faith based on the results of the most recent twelve (12) month period for which Lender has conducted a field audit of Borrower) exceeds five percent (5%); minus

(ii)         Four Million and No/100 Dollars ($4,000,000.00), until such time, if at all, that (i) the Fixed Charge Coverage Ratio exceeds 1:00 to 1:00 for a period of two consecutive fiscal quarters and (ii) Borrower reports positive EBITDA for such same period of time; minus

(iii)        such reserves as Lender elects, in its Permitted Discretion, to establish from time to time;

provided, that the Revolving Loan Limit shall in no event exceed Twenty-Five Million and No/100 Dollars ($25,000,000.00) (the “Maximum Revolving Loan Limit”); provided, further, that for purposes of availability and advances of Loans pursuant to this subsection 2(a) and the issuance of Letters of Credit pursuant to subsection 3(a), until such time, if at all, that (i) the Fixed Charge Coverage Ratio exceeds 1:00 to 1:00 for a period of two consecutive fiscal quarters and (ii) Borrower reports positive EBITDA for such same period of time, all references to the “Maximum Revolving Loan Limit” shall be deemed to mean Twenty-One Million and No/100 Dollars ($21,000,000.00).

The aggregate unpaid principal balance of the Loans shall not at any time exceed the lesser of the (i) Revolving Loan Limit minus the Letter of Credit Obligations and (ii) the Maximum Revolving Loan Limit minus the Letter of Credit Obligations.  If at any time the outstanding Loans exceeds either the Revolving Loan Limit or the Maximum Revolving Loan Limit, in each case minus the Letter of Credit Obligations, or any portion of the Loans and Letter of Credit Obligations exceeds any applicable sublimit within the Revolving Loan Limit, Borrower shall immediately, and without the necessity of demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess and Lender shall apply such payment to the Loans to eliminate such excess.

Borrower hereby authorizes Lender, in its sole discretion, to charge any of Borrower’s accounts or advance Loans to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the Other Agreements.

A request for a Loan shall be made or shall be deemed to be made, each in the following manner:  Borrower shall give Lender same day notice, no later than 1:00 P.M. (Chicago time) for such day, of its request for a Loan as a Prime Rate Loan, and at least three (3) Business Days prior notice of its request for a Loan as a LIBOR Rate Loan, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date; provided, that no such request may be made at a time when there exists an Event of Default or an event which, with the passage of time or giving of notice, will become an Event of Default.  In the event that Borrower maintains a controlled disbursement account at Bank of America, each check presented for payment against such controlled disbursement account and any other charge or request for payment against such controlled disbursement account shall constitute a request for a Loan as a Prime Rate Loan.  As an accommodation to Borrower, Lender may permit telephone requests for Loans and electronic transmittal of instructions, authorizations, agreements or reports to Lender by Borrower.  Unless Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from Borrower, Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the authority of the Person sending it.

Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Loan requested by Borrower, or deemed to be requested by Borrower, as follows:  the proceeds of each Loan requested under Section 0 shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer or Automated Clearing House (ACH) transfer to such bank account as may be agreed upon by Borrower and Lender from time to time, or elsewhere if pursuant to a written direction from Borrower.

(b)	[Reserved.]

(c)	Repayments.

(i)          Unless otherwise required or earlier prepaid in full in cash, including without limitation pursuant to Section 16 hereunder, the Loans and all other Liabilities shall be repaid on the last day of the Original Term or any Renewal Term if this Agreement is renewed pursuant to Section 10 hereof.

(ii)         Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part, subject to prior notice in accordance with subsection 2(c)(iii).

(iii)        Borrower shall notify Lender by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Rate Loan, not later than 12:00 noon, Chicago, Illinois time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Prime Rate Loan, not later than 12:00 noon, Chicago, Illinois time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.  Each partial prepayment of any LIBOR Rate Loan shall be in an amount that would be permitted in the case of an advance of a LIBOR Rate Loan as provided in subsection 4(b)(vii).  All prepayments shall be accompanied by accrued interest.

(d)	Notes.

The Loans shall, in Lender’s sole discretion, be evidenced by one or more promissory notes in form and substance satisfactory to Lender.  However, if such Loans are not so evidenced, such Loans may be evidenced solely by entries upon the books and records maintained by Lender.

3.	LETTERS OF CREDIT.

(a)	General Terms.

Subject to the terms and conditions of this Agreement and the Other Agreements, during the Original Term or any Renewal Term, Lender shall, absent the existence of an Event of Default, from time to time cause to be issued and co-sign for or otherwise guarantee, upon Borrower’s request, commercial and/or standby Letters of Credit; provided, that the aggregate undrawn face amount of all such Letters of Credit shall at no time exceed the Maximum Revolving Loan Limit.  Payments made by the issuer of a Letter of Credit to any Person on account of any Letter of Credit shall be immediately payable by Borrower without notice, presentment or demand, and Borrower agrees that each payment made by the issuer of a Letter of Credit in respect of a Letter of Credit shall constitute a request by Borrower for a Loan to reimburse such issuer.  In the event such Loan is not advanced by Lender for any reason, such reimbursement obligations (whether owing to the issuer of the Letter of Credit or Lender if Lender is not the issuer) shall become part of the Liabilities hereunder and shall bear interest at the rate then applicable to Loans constituting Prime Rate Loans until repaid.  Borrower shall remit to Lender a Letter of Credit fee equal to the Letter of Credit Applicable Margin on the aggregate undrawn face amount of all Letters of Credit outstanding, which fee shall be payable monthly in arrears on the first Business Day of each month; provided, that following the occurrence of an Event of Default and during the continuance thereof, such letter of credit fee shall be equal to the Letter of Credit Applicable Margin plus two percent (2.00%).  Said fee shall be calculated on the basis of a 360 day year.  Borrower shall also pay on demand the normal and customary administrative charges of the issuer of the Letter of Credit for issuance, amendment, negotiation, renewal or extension of any Letter of Credit.

(b)	Requests for Letters of Credit.

Borrower shall make requests for Letters of Credit in writing at least two (2) Business Days prior to the date such Letter of Credit is to be issued.  Each such request shall specify the date such Letter of Credit is to be issued, the amount thereof, the name and address of the beneficiary thereof and a description of the transaction to be supported thereby.  Any such notice shall be accompanied by the form of Letter of Credit requested and any application or reimbursement agreement required by the issuer of such Letter of Credit.  If any term of such application or reimbursement agreement is inconsistent with this Agreement, then the provisions of this Agreement shall control to the extent of such inconsistency.

(c)	Obligations Absolute.

Borrower shall be obligated to reimburse the issuer of any Letter of Credit, or Lender if Lender has reimbursed such issuer on Borrower’s behalf, for any payments made in respect of any Letter of Credit, which obligation shall be unconditional and irrevocable and shall be paid regardless of:  (i) any lack of validity or enforceability of any Letter of Credit, (ii) any amendment or waiver of or consent or departure from all or any provisions of any Letter of Credit, this Agreement or any Other Agreement, (iii) the existence of any claim, set off, defense or other right which Borrower or any other Person may have against any beneficiary of any Letter of Credit, Lender or the issuer of the Letter of Credit, (iv) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, (v) any payment under any Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, and (vi) any other act or omission to act or delay of any kind of the issuer of such Letter of Credit, the Lender or any other Person or any other event or circumstance that might otherwise constitute a legal or equitable discharge of Borrower’s obligations hereunder.  It is understood and agreed by Borrower that the issuer of any Letter of Credit may accept documents that appear on their face to be in order without further investigation or inquiry, regardless of any notice or information to the contrary; provided, that in no event shall Borrower have waived any claims based on Lender’s gross negligence or willful misconduct.

(d)	Expiration Dates of Letters of Credit.

The expiration date of each Letter of Credit shall be no later than the earlier of (i) one (1) year from the date of issuance and (ii) the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one or more one (1) year periods, so long as the issuer thereof has the right to terminate the Letter of Credit at the end of each one (1) year period and no extension period extends past the thirtieth (30th) day prior to the end of the Original Term or any Renewal Term.

4.	INTEREST, FEES AND CHARGES.

(a)	Interest Rate.

Subject to the terms and conditions set forth below, the Loans shall bear interest at the per annum rate of interest set forth in subsection (i), (ii) or (iii) below:

(i)          With respect to Prime Rate Loans, a rate per annum equal to the Prime Rate in effect from time to time, payable on the first Business Day of each month in arrears.  Said rate of interest shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the effective date of each such change in the Prime Rate.

(ii)         With respect to LIBOR Rate Loans, a rate per annum equal to two hundred (200) basis points plus the LIBOR Rate for the applicable Interest Period, such rate to remain fixed for such Interest Period.  “Interest Period” shall mean any continuous period of one (1), two (2) or three (3) months, as selected from time to time by Borrower by irrevocable notice (in writing, by telecopy, telex, electronic mail or cable) given to Lender not less than three (3) Business Days prior to the first day of each respective Interest Period; provided that:  (A) each such period occurring after such initial period shall commence on the day on which the immediately preceding period expires; (B) the final Interest Period shall be such that its expiration occurs on or before the end of the Original Term or any Renewal Term; and (C) if for any reason Borrower shall fail to timely select a period, then such Loans shall continue as, or revert to, Prime Rate Loans.  Interest shall be payable on the first Business Day of each month in arrears and on the first Business Day of such Interest Period.

(iii)        Upon the occurrence of an Event of Default and during the continuance thereof, the Loans shall bear interest at the rate of two percent (2.00%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand.  All interest shall be calculated on the basis of the actual number of days elapsed over a 360-day year.

(b)	Other LIBOR Provisions.

(i)          Subject to the provisions of this Agreement, Borrower shall have the option (A) as of any date, to convert all or any part of the Prime Rate Loans to, or request that new Loans be made as, LIBOR Rate Loans of various Interest Periods, (B) as of the last day of any Interest Period, to continue all or any portion of the relevant LIBOR Rate Loans as LIBOR Rate Loans; (C) as of the last day of any Interest Period, to convert all or any portion of the LIBOR Rate Loans to Prime Rate Loans; and (D) at any time, to request new Loans as Prime Rate Loans; provided, that Loans may not be continued as or converted to LIBOR Rate Loans, if the continuation or conversion thereof would violate the provisions of subsections 0 or 000 of this Agreement or if an Event of Default has occurred.

(ii)         Lender’s determination of the LIBOR Rate as provided above shall be conclusive, absent manifest error.  Furthermore, if Lender determines, in good faith (which determination shall be conclusive, absent manifest error), prior to the commencement of any Interest Period that (A) U.S. Dollar deposits of sufficient amount and maturity for funding the Loans are not available to Lender in the London Interbank Eurodollar market in the ordinary course of business, or (B) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the Loans requested by Borrower to be LIBOR Rate Loans or the Loans bearing interest at the rates set forth in subsection 0 of this Agreement shall not represent the effective pricing to Lender for U.S. Dollar deposits of a comparable amount for the relevant period (such as for example, but not limited to, official reserve requirements required by Regulation D to the extent not given effect in determining the rate), Lender shall promptly notify Borrower and (1) all existing LIBOR Rate Loans shall convert to Prime Rate Loans upon the end of the applicable Interest Period, and (2) no additional LIBOR Rate Loans shall be made until such circumstances are cured.

(iii)        If, after the date hereof, the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending offices (a “Regulatory Change”), shall, in the opinion of counsel to Lender, make it unlawful for Lender to make or maintain LIBOR Rate Loans, then Lender shall promptly notify Borrower and (A) the LIBOR Rate Loans shall immediately convert to Prime Rate Loans on the last Business Day of the then existing Interest Period or on such earlier date as required by law and (B) no additional LIBOR Rate Loans shall be made until such circumstance is cured.

(iv)        If, for any reason, a LIBOR Rate Loan is paid prior to the last Business Day of any Interest Period or if a LIBOR Rate Loan does not occur on a date specified by Borrower in its request (other than as a result of a default by Lender), Borrower agrees to indemnify Lender against any loss (including any loss on redeployment of the deposits or other funds acquired by Lender to fund or maintain such LIBOR Rate Loan) cost or expense incurred by Lender as a result of such prepayment.

(v)         If any Regulatory Change (whether or not having the force of law) shall (A) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, Lender; (B) subject Lender or the LIBOR Rate Loans to any Tax or change the basis of taxation of payments to Lender of principal or interest due from Borrower to Lender hereunder (other than a change in the taxation of the overall net income of Lender); or (C) impose on Lender any other condition regarding the LIBOR Rate Loans or Lender’s funding thereof, and Lender shall determine (which determination shall be conclusive, absent any manifest error) that the result of the foregoing is to increase the cost to Lender of making or maintaining the LIBOR Rate Loans or to reduce the amount of principal or interest received by Lender hereunder, then Borrower shall pay to Lender, on demand, such additional amounts as Lender shall, from time to time, determine are sufficient to compensate and indemnify Lender from such increased cost or reduced amount.

(vi)        Lender shall receive payments of amounts of principal of and interest with respect to the LIBOR Rate Loans free and clear of, and without deduction for, any Taxes.  If (A) Lender shall be subject to any Tax in respect of any LIBOR Rate Loans or any part thereof or, (B) Borrower shall be required to withhold or deduct any Tax from any such amount, the LIBOR Rate applicable to such LIBOR Rate Loans shall be adjusted by Lender to reflect all additional costs incurred by Lender in connection with the payment by Lender or the withholding by Borrower of such Tax and Borrower shall provide Lender with a statement detailing the amount of any such Tax actually paid by Borrower. Determination by Lender of the amount of such costs shall be conclusive, absent manifest error.  If after any such adjustment any part of any Tax paid by Lender is subsequently recovered by Lender, Lender shall reimburse Borrower to the extent of the amount so recovered.  A certificate of an officer of Lender setting forth the amount of such recovery and the basis therefor shall be conclusive, absent manifest error.

(vii)       Each request for LIBOR Rate Loans shall be in an amount not less than One Million and No/100 Dollars ($1,000,000.00), and in integral multiples of, Five Hundred Thousand and No/100 Dollars ($500,000.00).

(viii)      Unless otherwise specified by Borrower, all Loans shall be Prime Rate Loans.

(ix)         No more than five (5) Interest Periods may be in effect with respect to outstanding LIBOR Rate Loans at any one time.

(c)	Fees And Charges.

(i)           Fee Letter:  Borrower shall pay to Lender the fees described in the Fee Letter.

(ii)          Unused Line Fee:  Borrower shall pay to Lender an unused line fee equal to 0.375% of the difference between (1) the Maximum Revolving Loan Limit and (2) the average daily balance of the Loans plus the Letter of Credit Obligations for each month, which fee shall be fully earned by Lender and payable monthly in arrears on the first Business Day of each month.  Said fee shall be calculated on the basis of a 360 day year.

(iii)         Letter of Credit Fee:  Borrower shall pay to Lender the letter of credit fees as set forth in subsection 0.

(iv)        Costs and Expenses: Borrower shall reimburse Lender for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel), incurred by Lender in connection with the (i) documentation and consummation of this transaction and any other transactions between Borrower and its Subsidiaries and Lender, including, without limitation, uniform commercial code and other public record searches and filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Lender’s rights under this Agreement or any Other Agreement (including, without limitation, any costs and expenses of any third party provider engaged by Lender for such purposes).  Borrower shall also pay all normal service charges with respect to all accounts maintained by Borrower with Lender and Bank of America and any additional services requested by Borrower from Lender and Bank of America.  All such costs, expenses and charges shall, if owed to Bank of America, be reimbursed by Lender and in such event or in the event such costs and expenses are owed to Lender, shall constitute Liabilities hereunder, shall be payable by Borrower to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.  In addition, following the occurrence of an Event of Default, Borrower shall reimburse Lender for all costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees, incurred by Lender in connection with the (A) collection, protection or enforcement of any rights in or to the Collateral; (B) collection of any Liabilities; and (C) administration and enforcement of Lender’s rights under this Agreement.

(v)         Capital Adequacy Charge.  If Lender shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Lender to Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrower shall pay to Lender such additional amount or amounts (“Capital Adequacy Charge”) as will compensate Lender for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination.  A certificate of Lender claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error.  Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Lender, and the method by which such amount was determined.  In determining such amount, Lender may use any reasonable averaging and attribution method, applied on a non-discriminatory basis.

(d)	Taxes.

(i)           All payments made by Borrower hereunder or under any Other Agreements shall be made without setoff, counterclaim, or other defense.  To the extent permitted by applicable law, all payments hereunder or under the Other Agreements (including any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(ii)         If Borrower makes any payment hereunder or under any Other Agreements in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrower shall increase the payment hereunder or under any such Other Agreement such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this subsection 4(d)(ii)), the amount paid to Lender equals the amount that was payable hereunder or under any such Other Agreement without regard to this subsection 4(d)(ii).  To the extent Borrower withholds any Taxes on payments hereunder or under any Other Agreement, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(iii)        If Lender is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any Other Agreement, or any Tax is assessed against Lender with respect to amounts received or receivable hereunder or under any Other Agreement, Borrower will indemnify such Person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this subsection 4(d)(iii).  A certificate prepared in good faith as to the amount of such payment by Lender shall, absent manifest error, be final, and presumed correct, and binding on all parties.

(e)	Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Agreement and the Other Agreements shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

5.	COLLATERAL.

(a)	Grant of Security Interest to Lender.

As security for the payment of all Loans now or in the future made by Lender to Borrower hereunder and for the payment or other satisfaction of all other Liabilities, each Obligor hereby assigns and pledges to Lender and grants to Lender a continuing security interest in the following property of such Obligor, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:  (a) all Accounts (whether or not Eligible Accounts) and all Goods whose sale, lease or other disposition by such Obligor has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, such Obligor; (b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification); (c) all Inventory; (d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures; (e) all Investment Property (including the Pledged Capital Stock set forth on Schedule 11(p)(ii)); provided, that in no event shall more than 65% of the total outstanding Capital Stock of any Excluded Foreign Subsidiary be required to be so pledged; (f) all Deposit Accounts, bank accounts, deposits and cash; (g) all Letter-of-Credit Rights; (h) Commercial Tort Claims listed on Exhibit C hereto; (i) any other property of such Obligor now or hereafter in the possession, custody or control of Lender or any agent or any parent, affiliate or subsidiary of Lender or any participant with Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise) and (j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of such Obligor’s books and records relating to any of the foregoing and to such Obligor’s business.

(b)	Other Security.

Lender, in its sole discretion, without waiving or releasing any obligation, liability or duty of any Obligor under this Agreement or the Other Agreements or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral; provided, that Lender may take such actions with respect to Permitted Liens only after the occurrence and during the continuance of an Event of Default.  All sums paid by Lender in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Lender shall constitute Liabilities, payable by Borrower to Lender on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(c)	Possessory Collateral.

Immediately upon any Obligor’s receipt of any portion of the Collateral evidenced by an agreement, Instrument or Document, including, without limitation, any Tangible Chattel Paper and any Investment Property consisting of certificated securities, such Obligor shall deliver the original thereof to Lender together with an appropriate endorsement or other specific evidence of assignment thereof to Lender (in form and substance acceptable to Lender).  If an endorsement or assignment of any such items shall not be made for any reason, Lender is hereby irrevocably authorized, as such Obligor’s attorney and agent-in-fact, to endorse or assign the same on such Obligor’s behalf.

(d)	Electronic Chattel Paper.

To the extent that any Obligor obtains or maintains any Electronic Chattel Paper, such Obligor shall create, store and assign the record or records comprising the Electronic Chattel Paper in such a manner that (i) a single authoritative copy of the record or records exists which is unique, identifiable and except as otherwise provided in clauses (iv), (v) and (vi) below, unalterable, (ii) the authoritative copy identifies Lender as the assignee of the record or records, (iii) the authoritative copy is communicated to and maintained by the Lender or its designated custodian, (iv) copies or revisions that add or change an identified assignee of the authoritative copy can only be made with the participation of Lender, (v) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy that is not the authoritative copy and (vi) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

6.	PRESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Each Obligor shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other liens, claims, encumbrances and rights of third parties whatsoever, whether voluntarily or involuntarily created, except Permitted Liens) to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral.  Each Obligor irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Obligor’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Lender’s security interest in the Collateral.  Each Obligor further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement.  Each Obligor’s further ratifies and confirms the prior filing by Lender of any and all financing statements which identify the such Obligor as debtor, Lender as secured party and any or all Collateral as collateral.

7.	POSSESSION OF COLLATERAL AND RELATED MATTERS.

Until the occurrence of an Event of Default, each Obligor shall have the right, except as otherwise provided in this Agreement, in the ordinary course of such Obligor’s business, to (a) sell, lease or furnish under contracts of service any of such Obligor’s Inventory normally held by such Obligor for any such purpose; (b) use and consume any raw materials, work in process or other materials normally held by such Obligor for such purpose; and (c) dispose of obsolete or unuseful Equipment so long as all of the proceeds thereof are paid to Lender for application to the Liabilities (except for such proceeds which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment); provided, however, that a sale in the ordinary course of business shall not include any transfer or sale in satisfaction, partial or complete, of a debt owed by such Obligor.

8.	COLLECTIONS.

(a)           Each Obligor shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the “Lock Box”) designated by, and under the exclusive control of, Lender, at a financial institution acceptable to Lender.  Borrower has established an account (the “Dominion Account”) in Lender’s name with a financial institution acceptable to Lender, into which all payments received in the Lock Box shall be deposited, and into which each Obligor will immediately deposit all payments received by such Person on Accounts in the identical form in which such payments were received, whether by cash or check; provided that on or prior to Systems Day One, at the request of Lender, the Dominion Account shall be changed to Borrower’s name for the benefit of Lender.  If any Obligor, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of any Obligor or any Affiliate or Subsidiary, or any other Person acting for or in concert with any Obligor shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, such Obligor and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Lender and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Dominion Account.  The financial institution with which the Dominion Account is established shall acknowledge and agree, in a manner satisfactory to Lender, that the amounts on deposit in such Lock Box and Dominion Account are the sole and exclusive property of Lender, that such financial institution will follow the instructions of Lender with respect to disposition of funds in the Lock Box and Dominion Account without further consent from any Obligor, that such financial institution has no right to setoff against the Lock Box or Dominion Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Dominion Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Lender in a manner satisfactory to Lender, funds deposited in the Dominion Account on a daily basis as such funds are collected.  Each Obligor agrees that all payments made to such Dominion Account or otherwise received by Lender, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Liabilities in accordance with the terms of this Agreement; provided, that payments received by Lender shall be applied first to Prime Rate Loans and then to LIBOR Rate Loans and so long as no Event of Default exists, prepayments of LIBOR Rate Loans may, at the option of Borrower, be deposited into Borrower’s operating account in lieu of making a prepayment of LIBOR Rate Loans.  Borrower agrees to pay all customary fees, costs and expenses in connection with opening and maintaining the Lock Box and Dominion Account.  All of such fees, costs and expenses if not paid by Borrower, may be paid by Lender and in such event all amounts paid by Lender shall constitute Liabilities hereunder, shall be payable to Lender by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.  All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by the applicable Obligor to Lender, and, if that endorsement of any such item shall not be made for any reason, Lender is hereby irrevocably authorized to endorse the same on such Obligor’s behalf.  For the purpose of this section, each Obligor irrevocably hereby makes, constitutes and appoints Lender (and all Persons designated by Lender for that purpose) as such Obligor’s true and lawful attorney and agent-in-fact (i) to endorse Borrower’s name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of any Obligor or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any Obligor’s mail is deposited, and open and process all mail addressed to such Obligor and deposited therein.

(b)           Lender may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, with respect to any Obligor (i) enforce collection of any of such Obligor’s Accounts or other amounts owed to such Obligor by suit or otherwise; (ii) exercise all of such Obligor’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to such Obligor; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to such Obligor, or compromise or extend or renew for any period (whether or not longer than the original period) any Indebtedness thereunder; (iv) sell or assign any Account of such Obligor or other amount owed to such Obligor upon such terms, for such amount and at such time or times as Lender deems advisable; (v) prepare, file and sign such Obligor’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to such Obligor; and (vi) do all other acts and things which are necessary, in Lender’s sole discretion, to fulfill such Obligor’s obligations under this Agreement and the Other Agreements and to allow Lender to collect the Accounts or other amounts owed to such Obligor.  In addition to any other provision hereof, Lender may at any time, after the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Lender of any amounts due or to become due thereunder.

(c)           i)           For purposes of calculating interest and fees, Lender shall, within one (1) Business Day after receipt by Lender at its office in Chicago, Illinois of (1) checks and (2) cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral, apply the whole or any part of such collections or Proceeds against the Liabilities in such order as Lender shall determine in its sole discretion.  For purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral shall be applied in whole or in part against the Liabilities, in such order as Lender shall determine in its sole discretion, on the day of receipt, subject to actual collection.

(ii)         Notwithstanding the foregoing clause (i), on and after Systems Day One, for purposes of determining the amount of Loans available for borrowing purposes, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Liabilities at the beginning of the next Business Day.  From and after such date, solely for purposes of computing interest hereunder, and in addition to Lender’s standard fees and charges relating to the Dominion Account, any application by Lender of such balance to the Liabilities shall be deemed to be made one (1) Business Day after application to the Liabilities as set forth in the preceding sentence.  If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Event of Default exists.  Each Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Lender shall have the continuing, exclusive right to apply and reapply same against the Liabilities, in such manner as Lender deems advisable, notwithstanding any entry by Lender in its records.

(d)           On a monthly basis, Lender shall deliver to Borrower an account statement showing all Loans, charges and payments, which shall be deemed final, binding and conclusive upon Borrower unless Borrower notifies Lender in writing, specifying any error therein, within thirty (30) days of the date such account statement (but in no event after the repayment in full of the Liabilities and termination of this Agreement) is sent to Borrower and any such notice shall only constitute an objection to the items specifically identified.

9.	COLLATERAL, AVAILABILITY AND FINANCIAL REPORTS AND SCHEDULES.

(a)	Weekly/Monthly Reports.

Borrower shall deliver to Lender an executed loan report and certificate in Lender’s then current form on each day on which Borrower requests a Loan, and in any event at least once each week (any such weekly report, a “Weekly Report”), which shall be accompanied by copies of each Obligor’s sales journal, cash receipts journal and credit memo journal for the relevant period.  Such report shall reflect the activity of each Obligor with respect to Accounts for the immediately preceding week, and shall be in a form and with such specificity as is satisfactory to Lender and shall contain such additional information concerning Accounts and Inventory as may be requested by Lender including, without limitation, but only if specifically requested by Lender, copies of all invoices prepared in connection with such Accounts.  Notwithstanding the foregoing, if, as of any date of determination, Borrower’s aggregate cash on deposit with Lender and Bank of America exceeds Outstandings as of such date of determination, the Weekly Report shall not be required to be delivered on a weekly basis; however, Borrower shall continue to be required to deliver an executed loan report and certificate in Lender’s then current form concurrently with the monthly report required to be delivered pursuant to subsection 0.

(b)	Monthly Reports.

Borrower shall deliver to Lender, in addition to any other reports, as soon as practicable and in any event within twenty (20) days after the end of each month:  (i) (A) a detailed trial balance of each Obligor’s Accounts aged per invoice date, in form and substance reasonably satisfactory to Lender including, without limitation, the names and addresses of all Account Debtors of each Obligor, and (B) a summary and detail of accounts payable (such Accounts and accounts payable divided into such time intervals as Lender may require in its sole discretion), including a listing of any held checks; and (ii) the general ledger inventory account balance, a perpetual inventory report and Lender’s standard form of Inventory report then in effect or the form most recently requested from Borrower by Lender, for each Obligor by each category of Inventory, together with a description of the monthly change in each category of Inventory.

(c)	Financial Statements.

Borrower shall deliver to Lender the following financial information, all of which shall be prepared in accordance with generally accepted accounting principles consistently applied, and shall be accompanied by a compliance certificate in the form of Exhibit B hereto, which compliance certificate shall include a calculation of all financial covenants contained in this Agreement:  (i) no later than thirty (30) days after each calendar month, copies of internally prepared financial statements, including, without limitation, balance sheets and statements of income of Borrower and its Subsidiaries on an unconsolidated basis, certified by the Chief Financial Officer of Borrower; (ii) no later than forty-five (45) days after the end of each of the first three quarters of Borrower’s Fiscal Year, copies of internally prepared financial statements of Borrower and its consolidated Subsidiaries including, without limitation, balance sheets, statements of income, retained earnings, cash flows and reconciliation of surplus, certified by the Chief Financial Officer of Borrower and (iii) no later than one hundred twenty (120) days after the end of each of Borrower’s Fiscal Years, audited annual financial statements of Borrower and its consolidated Subsidiaries on a consolidated basis with an unqualified opinion by independent certified public accountants selected by Borrower and reasonably satisfactory to Lender, which financial statements shall be accompanied by (A) a letter from such accountants acknowledging that they are aware that a primary intent of Obligors in obtaining such financial statements is to influence Lender and that Lender is relying upon such financial statements in connection with the exercise of its rights hereunder, provided, that Obligors shall only be required to use its reasonable efforts exercised in good faith to obtain such letter; and (B) copies of any management letters sent to Borrower or any of its Subsidiaries by such accountants.

(d)	Projections.

As soon as practicable and in any event prior to the beginning of each Fiscal Year, Obligors shall deliver to Lender projected balance sheets, statements of income and cash flow for Borrower and its Subsidiaries, for each of the four (4) fiscal quarters during such Fiscal Year, which shall include the assumptions used therein, together with appropriate supporting details as reasonably requested by Lender (the “Projections”).

(e)	Public Reporting.

Promptly upon the filing thereof, Obligors shall deliver to Lender copies of all registration statements and annual, quarterly, monthly or other regular reports which Borrower or any of their Subsidiaries files with the Securities and Exchange Commission, as well as promptly providing to Lender copies of any reports and proxy statements delivered to its shareholders.  Documents required to be delivered pursuant to this subsection 0 may be delivered to Lender in electronic format or by notice to Lender of the filing of such document, which notice provides a link to such filing on Borrower’s website on the Internet, the Securities and Exchange Commission website or another relevant website, if any, to which Lender has access (whether a commercial third-party website or whether sponsored by Lender or any of its affiliates).

(f)	Other Information.

Promptly following request therefor by Lender, such other business or financial data, reports, appraisals and projections as Lender may reasonably request.

10.	TERMINATION; AUTOMATIC RENEWAL.

THIS AGREEMENT SHALL BE IN EFFECT FROM THE DATE HEREOF UNTIL SEPTEMBER ___, 2011 (THE “ORIGINAL TERM”) AND SHALL AUTOMATICALLY RENEW ITSELF FROM YEAR TO YEAR THEREAFTER (EACH SUCH ONE-YEAR RENEWAL BEING REFERRED TO HEREIN AS A “RENEWAL TERM”) UNLESS (A) LENDER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR ANY RENEWAL TERM; (B)  THE DUE DATE OF THE LIABILITIES IS ACCELERATED PURSUANT TO SECTION 16 HEREOF; (C) BORROWER ELECTS TO TERMINATE THIS AGREEMENT AT THE END OF THE ORIGINAL TERM OR AT THE END OF ANY RENEWAL TERM BY GIVING LENDER WRITTEN NOTICE OF SUCH ELECTION AT LEAST NINETY (90) DAYS PRIOR TO THE END OF THE ORIGINAL TERM OR THE THEN CURRENT RENEWAL TERM AND BY PAYING ALL OF THE LIABILITIES IN FULL ON THE LAST DAY OF SUCH TERM; OR (D) THIS AGREEMENT IS TERMINATED IN ACCORDANCE WITH PARAGRAPH 3 OF THE FEE LETTER. If one or more of the events specified in clauses (A), (B), (C) and (D) occurs or this Agreement otherwise expires, then (i) Lender shall not make any additional Loans on or after the date identified as the date on which the Liabilities are to be repaid; and (ii) this Agreement shall terminate on the date thereafter that the Liabilities are paid in full.  At such time as Borrower has repaid all of the Liabilities and this Agreement has terminated, Borrower shall deliver to Lender a release, in form and substance satisfactory to Lender, of all obligations and liabilities of Lender and its officers, directors, employees, agents, parents, subsidiaries and affiliates to Obligors, and if Borrower is obtaining new financing from another lender, Borrower shall deliver such lender’s indemnification of Lender, in form and substance satisfactory to Lender, for checks which Lender has credited to Borrower’s account, but which subsequently are dishonored for any reason or for automatic clearinghouse or wire transfers not yet posted to Borrower’s account.

11.	REPRESENTATIONS AND WARRANTIES.

Each Obligor hereby represents and warrants to Lender, which representations and warranties (whether appearing in this Section 0 or elsewhere) shall be true at the time of such Obligor’s execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, and shall be remade by each Obligor at the time each Loan is made or Letter of Credit is issued pursuant to this Agreement, provided that representations and warranties made as of a particular date shall be true and correct as of such date.

(a)	Financial Statements and Other Information.

The unaudited pro forma balance sheet of Borrower and its consolidated Subsidiaries as of the date of the first Credit Event (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have been delivered to Lender at or prior to the date of this Agreement, has been prepared giving effect to (i) the Loans and advances to be made on such date and the use of proceeds thereof and (ii) the payment of fees and expenses associated with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis, in all material respects, the estimated financial position of Borrower and its consolidated Subsidiaries as of the date of the first Credit Event, assuming that the events specified in the preceding sentence had actually occurred as of such date.  The Pro Forma Balance Sheet has been prepared in accordance with U.S. generally accepted accounting procedures.  No factual information or statements furnished by any Obligor to Lender regarding the business or operations of the Obligors for use in connection with any transaction contemplated by this Agreement or the Other Agreements contained, as of the date on which such information or statement was furnished, an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading; provided, that with respect to any projections and pro forma financial information contained in the material referenced above, Obligors only represent and warrant that such information was based upon good faith estimates and assumptions believed by management of Obligors to be reasonable at the time made.  There has been no change in the financial condition, the operations or any other status of Borrower and its consolidated Subsidiaries since the date of the latest audited financial statements delivered to Lender prior to the date of this Agreement which would reasonably be expected to have a Material Adverse Effect.  All written information now or heretofore furnished by Borrower and its consolidated Subsidiaries to Lender is true and correct as of the date with respect to which such information was furnished.

(b)	Locations.

The office where each Obligor keeps its books, records and accounts (or copies thereof) concerning the Collateral, each Obligor’s principal place of business and all of each Obligor’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit A and at other locations within the continental United States of which Lender has been advised by such Obligor in accordance with subsection 0.  The Collateral, including, without limitation, the Equipment (except any part thereof which an Obligor shall have advised Lender in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A, and at other locations within the continental United States of which Lender has been advised by such Obligor in writing in accordance with subsection 0 hereof.

(c)	Loans by Borrower.

Except as set forth on Schedule 11(c), neither Borrower nor any of its Subsidiaries has made any loans or advances to any Affiliate or other Person except for (i) advances authorized hereunder to employees, officers and directors of such Obligor for travel and other expenses arising in the ordinary course of such Obligor’s business, (ii) other loans to employees and officers which, in an aggregate outstanding principal amount, do not at any one time exceed $100,000 and (iii) Permitted Capital Contribution Loans.

(d)	Accounts and Inventory.

Each Account which Borrower or any Subsidiary Obligor shall, expressly or by implication, request Lender to classify as an Eligible Account shall, as of the time when such request is made, conform in all respects to the requirements of such classification as set forth in the respective definition of “Eligible Account” as set forth herein.

(e)	Liens.

Each Obligor is the lawful owner of all Collateral now purportedly owned or hereafter purportedly acquired by such Obligor, free from all liens, claims, security interests and encumbrances whatsoever, whether voluntarily or involuntarily created and whether or not perfected, other than the Permitted Liens.

(f)	Organization, Authority and No Conflict.

Borrower is a corporation, duly organized, validly existing and in good standing in the State of New Jersey, its state organizational identification number is 0100312658.  Except as set forth on Schedule 11(f), each Subsidiary is duly qualified and in good standing under the laws of each jurisdiction where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or, if any Subsidiary is not so qualified, such Subsidiary may cure any such failure without losing any of its rights, incurring any liens or material penalties, or otherwise affecting Lender’s rights.  Each Obligor has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the Other Agreements and perform its obligations hereunder and thereunder.  Borrower’s and its Subsidiaries’ execution, delivery and performance of this Agreement and the Other Agreements does not conflict with the provisions of the organizational documents of any such Person, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on any such Person, except for conflicts with agreements, contracts or other documents which would not reasonably be expected to have a Material Adverse Effect on any such Person, and Borrower’s and its Subsidiaries’ execution, delivery and performance of this Agreement and the Other Agreements shall not result in the imposition of any lien or other encumbrance upon the property of any such Person (other than Permitted Liens) under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which any such Person or any of its property may be bound or affected.

(g)	Litigation.

There are no actions or proceedings which are pending or, to the best of each Obligor’s knowledge, overtly threatened against Borrower or any of its Subsidiaries which are reasonably likely to have a Material Adverse Effect on Borrower or any of its Subsidiaries, and each Obligor shall, promptly upon becoming aware of any such pending or threatened action or proceeding, give written notice thereof to Lender.  Neither Borrower nor any of its Subsidiaries has any Commercial Tort Claims pending other than those set forth on Exhibit C hereto as Exhibit C may be amended from time to time.

(h)	Compliance with Laws and Maintenance of Permits.

Borrower and its Subsidiaries have obtained all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would reasonably be likely to have a Material Adverse Effect on any such Person.  Each of Borrower and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure to comply with which would reasonably be likely to have a Material Adverse Effect on such Person.

(i)	Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto or as otherwise expressly permitted hereunder, neither Borrower nor any of its Subsidiaries is conducting, permitting or suffering to be conducted, transactions with any Affiliate other than transactions with Affiliates for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Person than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.

(j)	Names and Trade Names.

Each Obligor’s name has always been as set forth on the first page of this Agreement and no Obligor uses any trade names, assumed names, fictitious names or division names in the operation of its business, except as set forth on Schedule 11(j) hereto.

(k)	Equipment.

Except for Permitted Liens, each Obligor has good and indefeasible and merchantable title to and ownership of all Equipment.  No Equipment is a Fixture to real estate unless such real estate is owned by an Obligor and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or an accession to other personal property unless such personal property is subject to a first priority lien in favor of Lender.

(l)	Enforceability.

This Agreement and the Other Agreements to which each of Borrower and its Subsidiaries is a party are the legal, valid and binding obligations of such Person and are enforceable against such Person in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(m)	Solvency.

Each of Borrower and its Subsidiaries is, after the execution and delivery of this Agreement and all Other Agreements to which such Person is a party and after giving effect to the transactions contemplated hereby and thereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the Other Agreements or by completion of the transactions contemplated hereunder or thereunder.

(n)	Indebtedness.

Except for Indebtedness of Borrower as set forth on Schedule 11(n) hereto, neither Borrower nor any of its Subsidiaries is obligated (directly or indirectly), for any loans or other Indebtedness for borrowed money other than the Loans and other Permitted Debt.

(o)	Margin Security and Use of Proceeds.

Neither Borrower nor any of its Subsidiaries owns any margin securities, and none of the proceeds of the Loans hereunder shall be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

(p)	Subsidiaries and Affiliates.

Schedule 11(p)(i) sets forth a list of (i) all Subsidiaries of Borrower and its Subsidiaries as of the Closing Date, (ii) each Affiliate and division of Borrower and its Subsidiaries as of the Closing Date, and (iii) each joint venture and partnership of Borrower and its Subsidiaries with any other Person as of the Closing Date.  Except as set forth on Scheduled 11(p)(i), neither Borrower nor any of its Subsidiaries has any Subsidiaries, other than Subsidiaries that are Subsidiary Obligors, or other Affiliates or divisions, nor is any Obligor engaged in any joint venture or partnership with any other Person, except Permitted Joint Venture Investments.  Schedule 11(p)(ii) sets forth the Pledged Capital Stock of each Obligor.

(q)	No Defaults.

Neither Borrower nor any of its Subsidiaries is in default under any material contract, lease or commitment to which it is a party or by which it is bound which would reasonably be likely to have a Material Adverse Effect on such Person, nor does any such Person know of any dispute regarding any contract, lease or commitment which would reasonably be likely to have a Material Adverse Effect on any of Borrower or its Subsidiaries.

(r)	Employee Matters.

There are no controversies pending or overtly threatened between any of Borrower or its Subsidiaries and any of their respective employees, agents or independent contractors other than employee grievances arising in the ordinary course of business which would not, in the aggregate, reasonably be likely to have a Material Adverse Effect on any of Borrower or its Subsidiaries, and each of Borrower and its Subsidiaries is in compliance with all federal and state laws respecting employment and employment terms, conditions and practices except for such non-compliance which would not reasonably be expected to have a Material Adverse Effect any such Person.

(s)	Intellectual Property.

Each of Borrower or its Subsidiaries possesses adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue to conduct its business as heretofore conducted by it except to the extent that the failure to possess such items would not reasonably be expected to have a Material Adverse Effect on such Person.

(t)	Environmental Matters.

Neither Borrower nor any of its Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates in any material respect any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the operations of each of Borrower and its Subsidiaries comply in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder, except where such failure to do so would not have had a Material Adverse Effect on Borrower and its Subsidiaries.  There has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or to the best of each Obligor’s knowledge threatened with respect to any non-compliance with or violation of the requirements of any Environmental Law by any of Borrower and its Subsidiaries or the release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects any of Borrower and its Subsidiaries or their respective business, operations or assets or any properties at which any such Person has transported, stored or disposed of any Hazardous Materials.  Neither Borrower nor any of its Subsidiaries has any material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(u)	ERISA Matters.

Each Obligor has paid and discharged all obligations and liabilities arising under ERISA of a character which, if unpaid or unperformed, might result in the imposition of a lien against any of its properties or assets.

(v)	Landlord Agreements.

Except as set forth on Schedule 11(v), no Collateral is located or maintained on any premises owned by a third party or leased by a third party to Borrower or any of its Subsidiaries other than such premises as to which Lender has received a landlord agreement from such Person.

(x)	Designated Subsidiary.

The Designated Subsidiary does not conduct any material business or operations and does not own any material assets or Collateral.  The transfer of the business operations and assets of the Designated Subsidiary from the Designated Subsidiary to Borrower was made without the intent to hinder, delay or defraud any creditor of the Designated Subsidiary and at the time of such transfer, the Designated Subsidiary received a reasonably equivalent value in exchange for such transfer and (i) was not engaged or about to engage in a business or transaction for which the remaining assets of the Designated Subsidiary were unreasonably small in relation to the business or transaction and (ii) did not intend to incur, and did not believe or reasonably believe that the Designated Subsidiary would incur, debts beyond its ability to pay as such debts became due.  At the time of such transfer, the Designated Subsidiary was not insolvent and the Designated Subsidiary did not become insolvent as a result of such transfer.

12.	AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless any Obligor obtains Lender’s prior written consent waiving or modifying any such Obligor’s covenants hereunder in any specific instance, each Obligor covenants and agrees as follows:

(a)	Maintenance of Records.

Each Obligor shall, and shall cause its Subsidiaries to, at all times keep accurate and complete books, records and accounts with respect to all of such Person’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A.

(b)	Notices.

Each Obligor shall:

(i)           Locations.  Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Lender of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change of in the location of such Obligor’s books, records and accounts (or copies thereof), any action taken by a landlord to terminate any Obligor’s possession of premises (including any action by a landlord to take possession of premises) where any Collateral is located or to terminate any lease covering premises where any Collateral is located prior to the expiration thereof (provided, that such Obligor shall only be obligated to provide notice to Lender promptly upon such Obligor obtaining knowledge of any such action), the sale or transfer by a landlord of its interest in any lease covering premises where Collateral is located (provided, that such Obligor shall only be obligated to provide notice to Lender of any such sale or transfer promptly upon such Obligor obtaining knowledge of any such sale or transfer), any default by an Obligor under a lease covering premises where any Collateral is located, the opening or closing of any bank account or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which such Obligor has previously advised Lender that such Goods will be used.

(ii)         Eligible Accounts.  Promptly upon becoming aware thereof, notify Lender if any Account identified by Borrower to Lender as an Eligible Account becomes ineligible for any reason.

(iii)        Litigation and Proceedings.  Promptly upon becoming aware thereof, notify Lender of any actions or proceedings which are pending or threatened against Borrower or its Subsidiaries which reasonably would have a Material Adverse Effect on such Person and of any Commercial Tort Claims of any Obligor which have arisen, which notice shall constitute such Obligor’s authorization to amend Exhibit C to add such Commercial Tort Claim.

(iv)        Names and Trade Names.  Notify Lender within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Lender in writing.

(v)         ERISA Matters.  Promptly notify Lender of (x) the occurrence of any “reportable event” (as defined in ERISA) which might result in the termination by the Pension Benefit Guaranty Corporation (the “PBGC”) of any employee benefit plan (“Plan”) covering any officers or employees of Borrower or any of its Subsidiaries, any benefits of which are, or are required to be, guaranteed by the PBGC, (y) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor or (z) its intention to terminate or withdraw from any Plan.

(vi)        Environmental Matters.  Immediately notify Lender upon becoming aware of any investigation, proceeding, complaint, order, directive, claim, citation or notice with respect to any non-compliance with or violation of the requirements of any Environmental Law by Borrower or its Subsidiaries or the generation, use, storage, treatment, transportation, manufacture handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter which affects such Person or its business operations or assets or any properties at which such Person has transported, stored or disposed of any Hazardous Materials unless the foregoing would not reasonably be expected to have a Material Adverse Effect on such Person.

(vii)       Default; Material Adverse Change.  Promptly advise Lender of any material adverse change in the business, property, assets, prospects, operations or condition, financial or otherwise, of Borrower or its Subsidiaries, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

(c)	Compliance with Laws and Maintenance of Permits.

Each Obligor shall maintain, and shall cause its Subsidiaries to maintain, all governmental consents, franchises, certificates, licenses, authorizations, approvals and permits, the lack of which would reasonably be expected to have a Material Adverse Effect on such Person and each Person shall remain, and shall cause its Subsidiaries to remain, in compliance with all applicable federal, state, local and foreign statutes, orders, regulations, rules and ordinances (including, without limitation, Environmental Laws and statutes, orders, regulations, rules and ordinances relating to taxes, employer and employee contributions and similar items, securities, ERISA or employee health and safety) the failure with which to comply would reasonably be expected to have a Material Adverse Effect on such Person.  Following any determination by Lender that there is non-compliance, or any condition which requires any action by or on behalf of any Obligor or its Subsidiaries in order to avoid non-compliance, with any Environmental Law, at such Obligor’s expense cause an independent environmental engineer acceptable to Lender to conduct such tests of the relevant site(s) as are appropriate and prepare and deliver a report setting forth the results of such tests, a proposed plan for remediation and an estimate of the costs thereof.

(d)	Inspection and Audits.

Each Obligor shall permit Lender, or any Persons designated by it, to call at such Obligor’s places of business at any reasonable time after giving reasonable advance notice (except that if an Event of Default shall have occurred, no such notice shall be required), and, without hindrance or delay, to inspect the Collateral and to inspect, audit, check and make extracts from such Obligor’s books, records, journals, orders, receipts and any correspondence and other data relating to such Obligor’s business, the Collateral or any transactions between the parties hereto, and shall have the right to make such verification concerning such Obligor’s business as Lender may consider reasonable under the circumstances; provided that, so long as no Event of Default has occurred and is continuing, Lender shall not undertake more than three such inspections and/or audits of Borrower and its consolidated Subsidiaries in any calendar year.  Each Obligor shall furnish to Lender such information relevant to Lender’s rights under this Agreement and the Other Agreements as Lender shall at any time and from time to time request.  Lender, through its officers, employees or agents shall have the right, at any time and from time to time, in Lender’s name, to verify the validity, amount or any other matter relating to any of each Obligor’s Accounts, by mail, telephone, telecopy, electronic mail, or otherwise, provided that prior to the occurrence of an Event of Default, Lender shall conduct such verification in the name of a nominee of Lender or in such Obligor’s name.  Each Obligor authorizes Lender to discuss the affairs, finances and business of such Obligor with any officers, employees or directors of such Obligor or with its parent or any Affiliate or the officers, employees or directors of its parent or any Affiliate, and to discuss the financial condition of such Obligor with its independent public accountants.  Any such discussions shall be without liability to Lender or to such Obligor’s independent public accountants.  Borrower shall pay to Lender all customary fees and all reasonable costs and out-of-pocket expenses incurred by Lender in the exercise of its rights hereunder, and all of such fees, costs and expenses shall constitute Liabilities hereunder, shall be payable on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(e)	Insurance.

Each Obligor shall:

(i)           Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of such Obligor, with such companies, in such amounts, with such deductibles, and under policies in such form, as shall be reasonably satisfactory to Lender.  Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor, and shall contain an endorsement, in form and substance acceptable to Lender, showing loss under such insurance policies payable to Lender.  Such endorsement, or an independent instrument furnished to Lender, shall provide that the insurance company shall give Lender at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of such Obligor or any other Person shall affect the right of Lender to recover under such policy of insurance in case of loss or damage.  In addition, each Obligor shall cause to be executed and delivered to Lender an assignment of proceeds of its business interruption insurance policies.  Each Obligor shall apply, and hereby directs all insurers under all policies of insurance to pay, all proceeds payable thereunder directly to Lender.  Each Obligor irrevocably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of such Obligor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance.

(ii)         Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of such Obligor with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Lender and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Lender, together with evidence of payment of all premiums therefor; each such policy shall contain an endorsement showing Lender as additional insured thereunder and providing that the insurance company shall give Lender at least thirty (30) days written notice before any such policy shall be altered or canceled.

If such Obligor at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Lender, without waiving or releasing any obligation or default by any Obligor hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Lender deems advisable upon notice to such Obligor.  Lender may provide notice to such Obligor regarding the procurement of any such policies of insurance prior to or after Lender obtains such policies of insurance, if at all.  Such insurance, if obtained by Lender, may, but need not, protect such Obligor’s interests or pay any claim made by or against any Obligor with respect to the Collateral.  Such insurance may be more expensive than the cost of insurance such Obligor may be able to obtain on its own and may be cancelled only upon such Obligor providing evidence that it has obtained the insurance as required above.  All sums disbursed by Lender in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Liabilities hereunder, shall be payable on demand by each Obligor to Lender and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

(f)	Collateral.

Each Obligor shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects.  Each Obligor shall permit Lender to examine any of the Collateral at any time and wherever the Collateral may be located and, each Obligor shall, immediately upon request therefor by Lender, deliver to Lender any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title.  Each Obligor shall, at the request of Lender, indicate on its records concerning the Collateral a notation, in form satisfactory to Lender, of the security interest of Lender hereunder.

(g)	Use of Proceeds.

All monies and other property obtained by Borrower from Lender pursuant to this Agreement shall be used solely for general corporate and working capital purposes of Borrower.

(h)	Taxes.

Each Obligor shall file, and shall cause its Subsidiaries to file, all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that each Obligor shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (i) the amount so contested is shown on such Obligor’s financial statements; (ii) the contesting of any such payment does not give rise to a lien for taxes; (iii) such Obligor keeps on deposit with Lender (such deposit to be held without interest) or a reserve is maintained against Borrower’s availability to borrow money under subsection 0, in either case, in an amount of money which, in the sole judgment of Lender, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (iv) if such Obligor fails to prosecute such contest with reasonable diligence, Lender may apply the money so deposited in payment of such taxes.  If any Obligor fails to pay any such taxes and in the absence of any such contest by such Obligor, Lender may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefor, and any sums so advanced by Lender shall constitute Loans hereunder, shall be payable by Borrower to Lender on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.  Lender may provide notice to such Obligor regarding the payment of any such taxes prior to or after Lender makes such payment, if at all.

(i)	Intellectual Property.

Each Obligor shall maintain, and shall cause its Subsidiaries to maintain, adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing would not reasonably be expected to have a Material Adverse Effect on such Person.

(j)	Checking Accounts and Cash Management Services.

Each Obligor shall maintain its general checking/controlled disbursement account with Bank of America.  Normal charges shall be assessed thereon.  Although no compensating balance is required, each Obligor must keep monthly balances in order to merit earnings credits which will cover Bank of America’s service charges for demand deposit account activities.  In addition, each Obligor shall enter into agreements with Bank of America for standard cash management services.  Each Obligor shall be responsible for all normal charges assessed thereon.  Notwithstanding the foregoing, Borrower may maintain the accounts set forth on Schedule 0 solely until the short-term investments in cash and equivalents held in such accounts mature or the letters of credit collateralized by such accounts have expired or are otherwise replaced or terminated, as applicable.  If requested by Lender at any time after the Closing Date, each Obligor agrees to execute and deliver to Lender an account control agreement with respect to accounts maintained by such Obligor in form and substance satisfactory to Lender in its sole discretion.

(k)	Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.

As required by federal law and the Lender’s policies and practices, Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services and each Obligor agrees to provide such information.  In addition, and without limiting the foregoing sentence, each Obligor shall (a) ensure, and cause each Subsidiary to ensure, that no Person who owns a controlling interest in or otherwise controls such Obligor or any Subsidiary is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act (“BSA”) laws and regulations, as amended.

(l)	Post-Closing Obligations.

(i)          Within 90 days after the Closing Date, Borrower agrees to close, or caused to be closed, each of the accounts set forth in section (i) of Schedule 12(l), and to cause all funds in such accounts to be transferred to Borrower’s operating account at Bank of America.

(ii)         Within 30 days after the Closing Date, or such other time period as consented to by Lender, Borrower agrees to cause the execution and delivery of landlord agreements for each of the premises set forth in section (ii) of Schedule 12(l).

(iii)        Within 30 days after the Closing Date, or such other time period as consented to by Lender, Borrower agrees to provide to Lender copies of each of the insurance policies set forth in section (iii) of Schedule 12(l).

13.	NEGATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless any Obligor obtains Lender’s prior written consent waiving or modifying any of such Obligor’s covenants hereunder in any specific instance, each Obligor agrees as follows:

(a)	Guaranties.

Except in respect of the Loans, no Obligor or its Subsidiaries shall assume, guarantee or endorse, or otherwise become liable in connection with, the obligations of any Person, except by endorsement of instruments for deposit or collection or similar transactions in the ordinary course of business.

(b)	Indebtedness.

No Obligor or its Subsidiaries shall create, incur, assume or become obligated (directly or indirectly), for any Indebtedness other than the Loans or any other Permitted Debt.

(c)	Liens.

No Obligor or its Subsidiaries shall grant or permit to exist (voluntarily or involuntarily) any lien, claim, security interest or other encumbrance whatsoever on any of its assets, other than Permitted Liens.

(d)	Mergers, Sales, Acquisitions, Subsidiaries and Other Transactions Outside the Ordinary Course of Business.

No Obligor or its Subsidiaries shall (i) enter into any merger or consolidation; (ii) change the jurisdiction of such Person’s organization or enter into any transaction which has the effect of changing such Person’s jurisdiction of organization; (iii) sell, lease or otherwise dispose of any of its assets other than in the ordinary course of business; (iv) purchase or otherwise acquire all or a material portion of the assets of any Person; (v) purchase, repurchase, redeem or retire any Capital Stock of any Person not a Subsidiary Obligor or issue any shares of, or warrants or other rights to receive or purchase any Capital Stock of any Obligor or its Subsidiaries; (vi) enter into any other transaction outside the ordinary course of such Person’s business; (vii) engage in any material transaction or transactions with or transfer any material assets to the Designated Subsidiary; or (viii) acquire, form, incorporate or organize any Subsidiary or permit to exist any Subsidiary (except for the Designated Subsidiary), other than any Subsidiary which is a Subsidiary Obligor.  The foregoing to the contrary notwithstanding, this subsection 13(d) shall not prohibit consummation of (A) any merger or consolidation between any Subsidiary Obligors or of any Subsidiary Obligor with and into Borrower, (B) the sale, lease or other disposition of assets of Borrower or a Subsidiary Obligor to any domestic Subsidiary Obligor or to Borrower or the purchase or other acquisitions of assets from any Subsidiary Obligor, (C) any Permitted Capital Contribution Loan, (D) the sale for cash of all or any portion of Borrower’s Series D convertible preferred stock and warrants held in WorldWater & Solar Technologies Corp., and (E) Permitted Sponsor Investments.  Additionally, notwithstanding any other provision of this Agreement or any Other Agreement, Lender hereby consents to the payment by Borrower to Jones Day, as counsel to Borrower, in that certain patent infringement litigation pending in the United States District Court for the Western District of Pennsylvania captioned EMCORE Corporation and JDS Uniphase Corporation v. Optium Corporation, Case No. 2:07-CV-01202 and Case No. 2:07-CV-00326, and Optium Corporation v. EMCORE Corporation and JDS Uniphase Corporation, Case No. 2:07-CV-01683, as such cases may be consolidated or captioned differently (the “Optium Litigation”), of such firm’s first-dollar contingency fee in an amount up to $950,000 from the gross proceeds, if any, (such fee, the “Contingency Fee”) awarded in a judgment or settlement agreement with respect to the Optium Litigation, and agrees to release, at the time of payment of the Contingency Fee, if at all, any lien Lender may have on the Contingency Fee, so that such payment of the Contingency Fee when made shall be free and clear of any lien or security interest in favor of Lender or its successors or assigns.  No Obligor shall form any Subsidiaries or enter into any joint ventures or partnership with any other Person other than Permitted Joint Venture Investments.

(e)	Dividends and Distributions.

No Obligor or its Subsidiaries shall declare or pay any dividend or other distribution (whether in cash or in kind) on any class of its Capital Stock other than dividends or other distributions by any Subsidiary Obligor to Borrower or any Subsidiary Obligor, as applicable; provided, that, in each case, no Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom (after giving pro forma effect to such dividend or distribution as if made on the first day of the most recently completed four fiscal quarter period).

(f)	Investments; Loans.

(i) No Obligor or its Subsidiaries shall purchase or otherwise acquire, or contract to purchase or otherwise acquire, the obligations or stock of any Person (including the Designated Subsidiary), other than (1) direct obligations of the United States, (2) obligations insured by the Federal Deposit Insurance Corporation, and (3) obligations unconditionally guaranteed by the United States; ii) nor shall any Obligor or its Subsidiaries lend or otherwise advance funds to any Person (including the Designated Subsidiary), other than, (1) except with respect to the Designated Subsidiary, advances made to employees, officers and directors for travel and other expenses arising in the ordinary course of business, (2) Permitted Capital Contribution Loans, and (3) Permitted Joint Venture Investments.

(g)	Fundamental Changes, Line of Business.

No Obligor or its Subsidiaries shall amend its organizational documents in a manner adverse to the interests of Lender or change its Fiscal Year without the consent of Lender or enter into a new line of business materially different from such Person’s current business.

(h)	Equipment.

No Obligor shall (i) permit any Equipment to become a Fixture to real property unless such real property is owned by such Obligor and is subject to a mortgage in favor of Lender, or if such real estate is leased, is subject to a landlord’s agreement in favor of Lender on terms acceptable to Lender, or (ii) permit any Equipment to become an accession to any other personal property unless such personal property is subject to a first priority lien in favor of Lender.

(i)	Affiliate Transactions.

Except as set forth on Schedule 11(i) hereto, as otherwise permitted pursuant to subsection (c) hereof, neither Borrower nor its Subsidiaries shall conduct, permit or suffer to be conducted, transactions with Affiliates other than transactions for the purchase or sale of Inventory or services in the ordinary course of business pursuant to terms that are no less favorable to such Obligor or its Subsidiaries than the terms upon which such transactions would have been made had they been made to or with a Person that is not an Affiliate.  Notwithstanding the foregoing, neither Borrower nor any of its Subsidiaries shall conduct any material transactions with the Designated Subsidiary.

(j)	Settling of Accounts.

No Obligor shall settle or adjust any Account identified by such Obligor as an Eligible Account or with respect to which the Account Debtor is an Affiliate without the consent of Lender; provided, that following the occurrence and during the continuance of an Event of Default, no Obligor shall settle or adjust any Account without the consent of Lender.

(k)	Amendments to Certain Documents.

Without the prior written consent of Lender, neither Borrower nor any its Subsidiaries shall amend, modify or otherwise change, or permit any amendment, modification or other change to (in either case, pursuant to a waiver or otherwise) any Other Agreement.

(l)	Landlord Agreements.

Neither Borrower nor any of its Subsidiaries shall maintain any Collateral at, or cause any Collateral to be located at, 200 Ludlow Drive, Ewing, New Jersey.

14.	FINANCIAL COVENANTS.

Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a)	Fixed Charge Coverage.

Commencing with the fiscal quarter ended September 30, 2009, as of the last day of each fiscal quarter for the 6-month period ending on such date, no Obligor shall permit the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00.

(b)	Minimum EBITDA.

No Obligor shall permit the Consolidated EBITDA of Borrower and its Subsidiaries to be less than the amount set forth below for the corresponding period set forth below:

Fiscal Quarter	Minimum EBITDA

Until December 31, 2008	$(4,062,500)

From January 1, 2009 until March 31, 2009	$1,275,000

From April 1, 2009 until June 30, 2009	$2,925,000

From July 1, 2009 until September 30, 2009	$5,000,000

Thereafter	$5,000,000

15.	DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Obligors hereunder:

(a)	Payment.

The failure of any Obligor to pay when due, declared due, or demanded by Lender, any of the Liabilities.

(b)	Breach of this Agreement and the Other Agreements.

The failure of Borrower or its Subsidiaries to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of such Person under this Agreement or any of the Other Agreements; provided, that any such failure by Borrower or its Subsidiaries under any Other Agreement or subsections 0, 0, 0, 0, 0, 0 and 0 of this Agreement shall not constitute an Event of Default hereunder unless such failure remains uncured on the twentieth (20th) day following the occurrence thereof.

(c)	Breaches of Other Obligations.

The failure of Borrower or its Subsidiaries to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of such Person under any other agreement with any Person if such failure is reasonably likely to result in a Material Adverse Effect on such Person; or the occurrence of a default under any Indebtedness which is either a payment default or which creates a right on the part of the holder of such Indebtedness to accelerate the repayment of such Indebtedness.

(d)	Breach of Representations and Warranties.

The making or furnishing by Borrower or its Subsidiaries to Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the Other Agreements or in connection with any other agreement between such Person and Lender, which is untrue or misleading in any material respect as of the date made.

(e)	Loss of Collateral.

The loss, theft, damage or destruction of any of the Collateral (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) in an amount in excess of $1,000,000 in the aggregate for all such events during any year of the Original Term or any Renewal Term as determined by Lender in its sole discretion determined in good faith, or (except as permitted hereby) sale, lease or furnishing under a contract of service of, any of the Collateral.

(f)	Levy, Seizure or Attachment.

The making or any attempt by any Person to make any levy, seizure or attachment upon any Collateral having an aggregate value of $500,000 or greater.

(g)	Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against Borrower or any of its Subsidiaries or for the liquidation or reorganization of Borrower or any of its Subsidiaries, or alleging that such Person is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of any such Person’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving Borrower or any of its Subsidiaries; provided, that if such commencement of proceedings against Borrower or any of its Subsidiaries is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of Borrower during such thirty (30) day period or, if earlier, until such proceedings are dismissed.

(h)	Appointment of Receiver.

The appointment of a receiver or trustee for Borrower or any of its Subsidiaries, for any of the Collateral or for any substantial part of any such Person’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of Borrower or any of its Subsidiaries which is a corporation, limited liability company or a partnership; provided, that if such appointment or commencement of proceedings against such Person is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within thirty (30) days after the commencement of such proceedings, though Lender shall have no obligation to make Loans to or issue, or cause to be issued, Letters of Credit on behalf of Borrower during such thirty (30) day period or, if earlier, until such appointment is revoked or such proceedings are dismissed.

(i)	Judgment.

The entry of any judgments or orders against Borrower or any of its Subsidiaries (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) that remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution, which involves in any single case or in the aggregate an amount in excess of $250,000.

(j)	Dissolution of Obligor.

The dissolution of any of Borrower or its Subsidiaries which is a partnership, limited liability company, corporation or other entity.

(k)	Default or Revocation of Guaranty.

The occurrence of an event of default under, or the revocation or termination of, any agreement, instrument or document executed and delivered by any Person to Lender pursuant to which such Person has guaranteed to Lender the payment of all or any of the Liabilities or has granted Lender a security interest in or lien upon some or all of such Person’s real and/or personal property to secure the payment of all or any of the Liabilities.

(l)	Criminal Proceedings.

The institution in any court of a criminal proceeding against Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect on such Person, or the indictment of Borrower or any of its Subsidiaries for any crime other than traffic and boating tickets and misdemeanors not punishable by jail terms.

(m)	Change of Control.

The occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding any person or group a partner therein on the date hereof, shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 30%, on a fully diluted basis, of the outstanding Capital Stock of Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Borrower by Persons who were neither (i) nominated by the board of directors of Borrower nor (ii) appointed by directors a majority of whom were so nominated, or (c) Borrower shall cease to own, directly or indirectly, 100% of each class of outstanding Capital Stock of each of its Subsidiaries.

(n)	Material Adverse Change.

Any material adverse change in the Collateral, business, property, assets, operations or condition, financial or otherwise of Borrower or any of its Subsidiaries, as determined by Lender in its sole judgment or the occurrence of any event which, in Lender’s sole judgment, would reasonably be likely to have a Material Adverse Effect.

16.	REMEDIES UPON AN EVENT OF DEFAULT.

(a)           Upon the occurrence of an Event of Default described in subsection 0 hereof, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind.  Upon the occurrence and during the continuance of any other Event of Default, all Liabilities may, at the option of Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

(b)           Upon the occurrence and during the continuance of an Event of Default, Lender may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the Other Agreements and all of Lender’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.  In particular, but not by way of limitation of the foregoing, Lender may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrower’s or its Subsidiaries’ premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Lender shall have the right to store the same at any of any such Person’s premises without cost to Lender.  At Lender’s request, each Obligor shall, at such Obligor’s expense, assemble the Collateral and make it available to Lender at one or more places to be designated by Lender and reasonably convenient to Lender and such Obligor.  Each Obligor recognizes that if such Obligor fails to perform, observe or discharge any of its Liabilities under this Agreement or the Other Agreements, no remedy at law will provide adequate relief to Lender, and agrees that Lender shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.  Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Lender and the applicable Obligor, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that such Obligor is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made.  Lender may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time.  Any Proceeds of any disposition by Lender of any of the Collateral may be applied by Lender to the payment of expenses in connection with the Collateral, including, without limitation, legal expenses and reasonable attorneys’ fees, and any balance of such Proceeds may be applied by Lender toward the payment of such of the Liabilities, and in such order of application, as Lender may from time to time elect.

17.	CONDITIONS PRECEDENT.

The obligation of Lender to fund the initial Loans, and to issue or cause to be issued the initial Letter of Credit, is subject to the satisfaction or waiver on or before the date hereof of the following conditions precedent:

(a)           Lender shall have received each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the closing document list attached hereto as Schedule 17(a) (the “Closing Document List”) in each case in form and substance satisfactory to Lender;

(b)          Since December 31, 2007, no event shall have occurred which has had or would reasonably be expected to have a Material Adverse Effect on Borrower or any of its Subsidiaries, as determined by Lender in its sole discretion, determined in good faith;

(c)           Borrower shall have paid in full of all fees and expenses payable by it under the Fee Letter or otherwise in connection herewith, on or before disbursement of the initial Loans hereunder (or an irrevocable authorization to pay such fees and expenses out of the proceeds of the Loan on the date of the initial Credit Event);

(d)           Lender shall have determined that immediately after giving effect to (A) the making of the initial Loans, if any, requested to be made on the date hereof, (B) the issuance of the initial Letters of Credit, if any, requested to be made on such date, (C) the payment of all fees due upon such date, and (D) the payment or reimbursement by Borrower of Lender for all closing costs and expenses incurred in connection with the transactions contemplated hereby, Borrower has Excess Availability plus unrestricted cash on deposit in Borrower’s account(s) with Lender and Bank of America of not less than Ten Million and No/100 Dollars ($10,000,000.00);

(e)           Lender shall have received (i) unaudited financial statements for Borrower for the fiscal quarters ended December 31, 2007 and March 31, 2008, (ii) audited financial statements for Borrower for the period from October 1, 2006 through September 30, 2007, and (iii) financial due diligence;

(f)            Lender shall have received (i) income statements, balance sheets, and cash flow statements prepared by Borrower and giving effect to the Loans, the use of proceeds from the Loans and (ii) projections on a quarterly basis for the fiscal year ending September 30, 2008 and on an annual basis for the fiscal years ending September 30, 2009 and September 30, 2010;

(g)           Lender shall have received a field audit examination of Borrower and its Subsidiaries and the collateral report requested by Lender from Borrower and the results thereof shall be satisfactory to Lender in its sole discretion and Lender shall have reviewed such collateral report and any other due diligence reports, subject to the confidentiality provisions contained herein;

(h)           Lender shall have received the results of recent tax, ERISA, judgment and Uniform Commercial Code lien searches in each relevant jurisdiction with respect to each Obligor, and such searches shall reveal no liens on any of the assets of such Obligors except for liens permitted by this Agreement or to be released at closing;

(i)            All documents and instruments required to perfect Lender’s security interest in the Collateral shall have been executed and be in proper form for filing, and in connection with any Collateral constituting real property, Lender shall have received such title insurance policies, surveys, permits and other customary documentation in connection therewith as requested by Lender;

(j)            Lender shall be reasonably satisfied with the insurance program to be maintained by Borrower and its Subsidiaries;

(k)           Lender shall have received a solvency certificate from the Chief Financial Officer of Borrower, which shall document the solvency of Borrower and its consolidated Subsidiaries after giving effect to the Loans and the other transactions contemplated hereby;

(l)            Lender shall have received such legal opinions as Lender may reasonably request;

(m)          Lender shall be satisfied in its sole discretion with the results of its legal and business due diligence;

(n)           Each of the representations and warranties made by each Obligor in this Agreement or in any Other Agreement shall be true and correct on and as of the date first made and on and as of the date of the funding of the Loans;

(o)           No Event of Default shall have occurred and be continuing on the date of funding of the Loans or after giving effect to the extensions of credit requested to be made on such date;

(p)           All licenses, permits, franchises, approvals, registrations, notifications, exemptions, permissions or other authorizations (collectively “Authorizations”) of any governmental authority or third party necessary to be obtained by an Obligor in connection with the continuing operations of Borrower and its Subsidiaries and the transactions contemplated hereby, shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby, except for such Authorizations the failure to obtain could not, individually or in the aggregate, result in a Material Adverse Effect on Borrower or any of its Subsidiaries;

(q)           Lender shall have received such background checks with respect to Borrower, its senior officers and equity interest holders as Lender shall require and the results thereof shall be satisfactory to Lender in its sole discretion;

(r)            Obligors shall have executed and delivered to Lender such documentation and agreements necessary to establish a banking relationship with Bank of America and providing for standard cash management services;

(s)           The Obligors shall have executed and delivered to Lender all such other documents, instruments, certificates, opinions and agreements which Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

18.	INDEMNIFICATION.

Each Obligor agrees to defend (with counsel satisfactory to Lender), protect, indemnify and hold harmless Lender, each affiliate or subsidiary of Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any Other Agreement, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or any Letters of Credit or the use or intended use of the proceeds of the Loans or any Letters of Credit; provided, that no Obligor shall have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party, as determined by a court of competent jurisdiction in a final determination. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Obligor shall satisfy such undertaking to the maximum extent permitted by applicable law.  Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Obligors, be added to the Liabilities of Borrower and be secured by the Collateral.  The provisions of this Section 0 shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

19.	NOTICE.

All written notices and other written communications with respect to this Agreement shall be sent by ordinary, certified or overnight mail, by telecopy or delivered in person, and in the case of Lender shall be sent to it at 135 South LaSalle Street, Chicago, Illinois 60603-4105, attention: Steve Fenton, facsimile number: (312) 904-6109, and in the case of an Obligor shall be sent to it at its principal place of business set forth on Exhibit A hereto or as otherwise directed by Borrower in writing.  All notices shall be deemed received upon actual receipt thereof or refusal of delivery.

20.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the Other Agreements are submitted by Obligors to Lender for Lender’s acceptance or rejection at Lender’s principal place of business as an offer by Borrower to borrow monies from Lender now and from time to time hereafter, and shall not be binding upon Lender or become effective until accepted by Lender, in writing, at said place of business.  If so accepted by Lender, this Agreement and the Other Agreements shall be deemed to have been made at said place of business.  THIS AGREEMENT AND THE OTHER AGREEMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES, AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, PROCEDURAL LAW, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION WITH RESPECT TO SUCH COLLATERAL.  If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Lender to accept this Agreement, each Obligor irrevocably agrees that, subject to Lender’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER AGREEMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, STATE OF ILLINOIS.  EACH OBLIGOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH OBLIGOR BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.  EACH OBLIGOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH OBLIGOR BY LENDER IN ACCORDANCE WITH THIS SECTION.

21.	MODIFICATION AND BENEFIT OF AGREEMENT.

This Agreement and the Other Agreements may not be modified, altered or amended except by an agreement in writing signed by an Obligor or such other Person who is a party to such Other Agreement and Lender.  No Obligor may sell, assign or transfer this Agreement, or the Other Agreements or any portion thereof, including, without limitation, such Obligor’s rights, titles, interest, remedies, powers or duties hereunder and thereunder.  Each Obligor hereby consents to Lender’s sale, assignment, transfer or other disposition, at any time and from time to time hereafter, of this Agreement, or the Other Agreements, or of any portion thereof, or participations therein, including, without limitation, Lender’s rights, titles, interest, remedies, powers and/or duties and agrees that it shall execute and deliver such documents as Lender may request in connection with any such sale, assignment, transfer or other disposition.

22.	HEADINGS OF SUBDIVISIONS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

23.	POWER OF ATTORNEY.

Each Obligor acknowledges and agrees that its appointment of Lender as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

24.	CONFIDENTIALITY.

Lender and each Obligor hereby agree to use commercially reasonable efforts to assure that any and all information relating to Obligors which is (i) furnished by an Obligor to Lender (or to any affiliate of Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Lender or such affiliate in accordance with applicable law; provided, that such information and other credit information relating to any Obligor may be distributed by Lender or such affiliate to Lender’s or such affiliate’s directors, managers, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, and upon the order of a court or other governmental agency having jurisdiction over Lender or such affiliate, to any other party.  In addition such information and other credit information may be distributed by Lender to potential participants or assignees of any portion of the Liabilities, provided, that such potential participant or assignee agrees to follow the confidentiality requirements set forth herein.  Each Obligor and Lender further agree that this provision shall survive the termination of this Agreement.  Notwithstanding the foregoing, each Obligor hereby consents to Lender publishing a tombstone or similar advertising material relating to the financing transaction contemplated by this Agreement.

25.	COUNTERPARTS.

This Agreement, any of the Other Agreements, and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

26.	ELECTRONIC SUBMISSIONS.

Upon not less than thirty (30) days’ prior written notice (the “Approved Electronic Form Notice”), Lender may permit or require that any of the documents, certificates, forms, deliveries or other communications, authorized, required or contemplated by this Agreement or the Other Agreements, be submitted to Lender in “Approved Electronic Form” (as hereafter defined), subject to any reasonable terms, conditions and requirements in the applicable Approved Electronic Forms Notice.  For purposes hereof “Electronic Form” means e-mail, e-mail attachments, data submitted on web-based forms or any other communication method that delivers machine readable data or information to Lender, and “Approved Electronic Form” means an Electronic Form that has been approved in writing by Lender (which approval has not been revoked or modified by Lender) and sent to an Obligor in an Approved Electronic Form Notice.  Except as otherwise specifically provided in the applicable Approved Electronic Form Notice, any submissions made in an applicable Approved Electronic Form shall have the same force and effect that the same submissions would have had if they had been submitted in any other applicable form authorized, required or contemplated by this Agreement or the Other Agreements.

27.	WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a)           EACH OBLIGOR AND LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTIOUS CONDUCT BY SUCH OBLIGOR OR LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP BETWEEN SUCH OBLIGOR AND LENDER.  IN NO EVENT SHALL LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b)           Each Obligor hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c)           Each Obligor hereby waives the benefit of any law that would otherwise restrict or limit Lender or any affiliate of Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any Indebtedness, matured or unmatured, owing by Lender or such affiliate of Lender to such Obligor, including, without limitation any Deposit Account at Lender or such affiliate.

(d)           EACH OBLIGOR HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF SUCH OBLIGOR WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL.

(e)           Lender’s failure, at any time or times hereafter, to require strict performance by any Obligor of any provision of this Agreement or any of the Other Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of an Event of Default under this Agreement or any default under any of the Other Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the Other Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  No delay on the part of Lender in the exercise of any right or remedy under this Agreement or any Other Agreement shall preclude other or further exercise thereof or the exercise of any right or remedy.  None of the undertakings, agreements, warranties, covenants and representations of any Obligor contained in this Agreement or any of the Other Agreements and no Event of Default under this Agreement or default under any of the Other Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing, signed by a duly authorized officer of Lender and directed to such Obligor specifying such suspension or waiver.

28.	NONLIABILITY OF LENDER.

The relationship between each Obligor and Lender shall be solely that of borrower and lender.  Lender shall not have any fiduciary responsibilities to any Obligor.  Lender undertakes no responsibility to any Obligor to review or inform such Obligor of any matter in connection with any phase of such Obligor’s business or operations.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

EMCORE CORPORATION, as Borrower and Obligor

By:	/s/ Keith Kosco
Title:	Secretary

EMCORE IRB COMPANY, LLC, as Obligor

By:	/s/ Keith Kosco
Title:	Secretary

OPTICOMM CORP., as Obligor

By:	/s/ Keith Kosco
Title:	Secretary

EMCORE SOLAR POWER, INC., as Obligor

By:	/s/ Keith Kosco
Title:	Secretary

Borrower/Obligor Signature Page to Loan and Security Agreement

BANK OF AMERICA, N.A., as Lender

By:	/s/ Jeffrey Seiven
Title:	Vice President